Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

July 22, 2025

by and among

BPGC ACQUISITION CORP.,

IROCKET TECHNOLOGIES, INC.,

IROCKET MERGER SUB, LLC,

BPGC MERGER SUB, INC.

and

INNOVATIVE ROCKET TECHNOLOGIES INC.

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Letter Agreement Amendment

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 22, 2025, is entered into by and among BPGC Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), iRocket Technologies, Inc., a Delaware corporation (“Holdco”), iRocket Merger Sub, LLC, a Delaware limited liability company (“Holdco Merger Sub”), BPGC Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), and Innovative Rocket Technologies Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement or as otherwise defined throughout this Agreement.

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company to acquire one or more operating businesses through a Business Combination, (b) Holdco is a wholly owned, direct subsidiary of the Company, (c) Holdco Merger Sub is a wholly owned, direct subsidiary of Holdco and (d) Acquiror Merger Sub is a wholly owned, direct subsidiary of Acquiror;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Public Acquiror Class A Shares redeemed prior to the Merger 1 (as defined below) for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Proposals (the “Offer”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor shall have entered into a certain Support Agreement, dated as of the date hereof (the “Support Agreement”), with the Company, Holdco and Acquiror, pursuant to which, among other things, the Sponsor has agreed to vote in favor of the Transactions;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Holdco, Acquiror, the Sponsor and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) will amend the Warrant Agreement, dated as of March 11, 2021 (the “Warrant Amendment”), by and between Acquiror and the Warrant Agent;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Holdco, the Sponsor, certain Holdco Stockholders and certain Company Stockholders will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in substantially the form set forth on Exhibit A to be effective upon the Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, the Company Stockholders and holders of the Exchanged Company Options (in each case, as of immediately prior to the Second Effective Time) and the directors and officers of Holdco will each enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form set forth on Exhibit B;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, the Sponsor and the directors and officers of Acquiror will each enter into an Amendment No. 1 to Letter Agreement (each, an “Letter Agreement Amendment”), substantially in the form set forth on Exhibit C;

WHEREAS, in connection with the Transactions, Holdco shall adopt (a) an amended and restated certificate of incorporation (the “Holdco Charter”) and (b) amended and restated bylaws (the “Holdco Bylaws”), in each case, in the form mutually agreed between Acquiror and the Company;

WHEREAS, subject to the terms and conditions hereof, at least one (1) day prior to the Closing, Acquiror will merge with and into Holdco Merger Sub pursuant to the Merger 1, with Holdco Merger Sub surviving as the Surviving Company;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Acquiror Merger Sub will merge with and into the Company pursuant to the Merger 2 (as defined below), with the Company surviving as the Surviving Corporation;

WHEREAS, (a) the respective board of directors of each of Acquiror, Holdco, Acquiror Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions in accordance with the Laws of its jurisdiction and have recommended the approval and adoption of this Agreement and the Transactions, including the Mergers, by the equity holders of each of Acquiror, Holdco, Acquiror Merger Sub and the Company, and (b) the managing member of Holdco Merger Sub has approved and adopted this Agreement and the Transactions, including the Merger 1;

WHEREAS, prior to the consummation of the Merger 2, Holdco shall, subject to Acquiror obtaining the Majority Acquiror Stockholder Approval, adopt an equity incentive plan (the “Holdco Equity Incentive Plan”);

WHEREAS, Holdco shall trade publicly on NASDAQ under a new ticker symbol selected and reserved by the Company; and

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) the Class B Share Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the “Class B Share Conversion Intended Tax Treatment”), (ii) the Merger 1 qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Merger 1 Intended Tax Treatment”), (iii) the Merger 2 qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror, Holdco, Acquiror Merger Sub and the Company are parties under Section 368(b) of the Code (the “Merger 2 Intended Tax Treatment” and, together with the (i) the Class B Share Conversion Intended Tax Treatment and the Merger 1 Intended Tax Treatment, the “Intended Tax Treatment”), and (iv) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Company Charter” has the meaning set forth in Section 2.04(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.14.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Class A Share” means, prior to the consummation of the Merger 1, a Class A ordinary share, par value $0.0001 per share, of the share capital of Acquiror.

“Acquiror Class B Share” means, prior to the consummation of the Merger 1, a Class B ordinary share, par value $0.0001 per share, of the share capital of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Disclosure Schedules” means the disclosure schedules of the Acquiror.

“Acquiror Material Adverse Effect” means any event, change, circumstance or development (each an “Effect”) that, individually or in the aggregate with all other Effects, that has had or would reasonably be expected to have (x) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of Acquiror and Acquiror Merger Sub, taken as a whole, or (y) a prevention, material delay or material impairment in the ability of Acquiror or Acquiror Merger Sub to timely consummate the Transactions; provided, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws or GAAP, (ii) any events or conditions generally affecting any industry or geographic area in which the Acquiror operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by the Acquiror as required by this Agreement or any Ancillary Agreement or at the written request or with the written consent of the Company, (vi) any failure to meet any projections, forecasts or budgets; provided, that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in an Acquiror Material Adverse Effect, (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent the Acquiror is disproportionately affected thereby as compared with other participants in the industry in which the Acquiror operates or (viii) any change in the trading price or volume of the Acquiror Units, Acquiror Class A Shares, Acquiror Class B Shares, Holdco Common Stock or Acquiror Warrants (provided, that the underlying causes of such changes referred to in this clause (viii) may be considered in determining whether there is an Acquiror Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition). Notwithstanding the foregoing, the redemption of all or a portion of the equity interests in Acquiror, the failure to consummate a portion of any PIPE Investment or the failure to obtain any Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Merger Sub” has the meaning specified in the preamble hereto.

“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association as dated March 1, 2021, as amended and in effect as of the date of this Agreement.

“Acquiror Private Warrant” means the private placement warrants issued by Acquiror entitling the holder to purchase one (1) Acquiror Class A Share at a price of $11.50 per share, subject to adjustment.

“Acquiror Public Warrant” means the public warrants issued by Acquiror entitling the holder to purchase one (1) Acquiror Class A Share at a price of $11.50, subject to adjustment.

“Acquiror Representations” means the representations and warranties of each of Acquiror and Acquiror Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror Disclosure Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and Acquiror Merger Sub.

“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).

“Acquiror Securities” has the meaning specified in Section 7.06(a).

“Acquiror Stockholder” means a holder of any Acquiror Class A Shares or Acquiror Class B Shares.

“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.

“Acquiror Tax Counsel” has the meaning specified in Section 8.03(c).

“Acquiror Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiaries, whether accrued for or not, since the formation of Acquiror, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, (c) any fees, costs and expenses or payments of any of the Acquiror and its Subsidiaries related to any transaction bonus, sale bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of the Acquiror or its Subsidiaries solely as a result of, or related to (and measured assuming the satisfaction of any other related contingencies such as termination or the passage of time), the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the employer portion of any payroll, employment, social security, unemployment or similar Taxes imposed with respect thereto), (d) all filing fees payable by the Company to Governmental Authorities in connection with the Transactions, (e) all premiums (including insurance premium tax, if any), fees, disbursements or expenses incurred in connection with the directors’ and officers’ liability insurance referenced in Section 7.02 and Section 7.09, in each case, incurred in connection with the Transactions, (f) all Listing Filing Fees, and (g) the Acquiror Working Capital Loans, including, in each case, any value added taxes thereon.

“Acquiror Transaction Expenses Cap Excess” has the meaning specified in Section 11.05(c).

“Acquiror Unit” means units consisting of one (1) Acquiror Class A Share and one-third of one (1) Acquiror Public Warrant.

“Acquiror Warrants” means each Acquiror Private Warrant and Acquiror Public Warrant.

“Acquiror Working Capital Loan” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, any of Acquiror’s officers or directors or other Person, and evidenced by one or more promissory notes, for the purpose of financing costs incurred.

“Action” means any claim, action, suit, charge, complaint, assessment, audit, investigation, examination, arbitration, inquiry, dispute, litigation, or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Adjournment Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, the ownership of voting securities, its capacity as a manager, sole or managing member or otherwise, through one or more intermediaries, where “control” means possession, directly or indirectly, of the power to direct the management and policies of such specified Person.

“Aggregate Fully Diluted Company Common Shares” means the total number of Existing Company Common Stock (including the Company Common Stock which would be issued upon a cashless exercise of the Company Options) outstanding immediately prior to the Second Effective Time expressed on a fully-diluted and as-exercised and as-converted basis.

“Aggregate Merger Consideration” means a number of shares of Holdco Common Stock equal to the quotient obtained by dividing (i) the Equity Value by (ii) Holdco Share Value.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means (i) the Support Agreement, (ii) the Registration Rights Agreement, (iii) the Lock-Up Agreements, (iv) the Warrant Amendment, (v) the Letter Agreement Amendments and (vi) any other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties as contemplated by this Agreement, in each case, only as is applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Bribery Laws” means any applicable laws, rules, and regulations of any jurisdiction relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means, with respect to any Person, the applicable anti-money laundering statutes of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdiction, including, without limitation, (i) the Bank Secrecy Act, (ii) the U.S. Currency and Foreign Transaction Reporting Act of 1970, (iii) the Money Laundering Control Act of 1986, and (iv) the USA PATRIOT Act, in each case, including the rules, regulations and applicable financial recordkeeping and reporting requirements promulgated thereunder and as amended from time to time.

“Antitrust Law” means (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, in each case, including the rules and regulations promulgated thereunder, (b) any applicable foreign antitrust Laws and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Company Plan” has the meaning set forth in Section 3.03(d).

“Balance Sheet Date” means June 30, 2025.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, health, medical, welfare, vacation, paid time off, post-termination or retiree health or welfare, fringe or other benefits or remuneration plan.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.

“CBA” has the meaning set forth in Section 4.11(a)(ix).

“Certificate of Merger 1” has the meaning specified in Section 2.01.

“Certificate of Merger 2” has the meaning specified in Section 2.01(b).

“Class B Share Conversion” has the meaning specified in Section 2.06.

“Class B Share Conversion Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“CLCI” means the Companies Act (As Revised) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.03(b).

“Closing 1” has the meaning specified in Section 2.03(a).

“Closing Date” has the meaning specified in Section 2.03(b).

“Closing Date 1” has the meaning specified in Section 2.03(a).

“Closing Filing” has the meaning set forth in Section 8.04(b).

“Closing Press Release” has the meaning set forth in Section 8.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to or under which any current or potential liability or obligation (contingent or otherwise) is borne by the Company.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Common Stock” means the “Common Stock” of the Surviving Corporation (as defined in the A&R Company Charter).

“Company Convertible Instrument Conversion” has the meaning specified in Section 6.08(a).

“Company Convertible Instruments” means any outstanding convertible securities or instruments of the Company (other than Company Options) that are, by their terms or pursuant to agreements with the holders thereof, convertible into Equity Securities of the Company. For the avoidance of doubt, all Company SAFEs and Company Convertible Notes will be deemed to be Company Convertible Instruments.

“Company Convertible Notes” means any outstanding convertible promissory note of the Company that are, by their terms or pursuant to agreements with the holders thereof, convertible into Equity Securities of the Company.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Disclosure Schedules” means the disclosure schedules of the Company.

“Company Group” means, collectively, the Company, Holdco and Holdco Merger Sub.

“Company Intellectual Property” means all Owned Intellectual Property, IT Systems, and all other Intellectual Property used or held for use in the business of the Company, as currently conducted.

“Company Interim Financing” means any equity or debt financing arrangement (including, for the avoidance of doubt, the issuance and/or sale by the Company of preferred shares, warrants or convertible notes) entered into by the Company during the Interim Period.

“Company Interim Financing Agreement” means each such Contract that the Company may enter into during the Interim Period in connection with the Company Interim Financing.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, (a) is or would be reasonably expected to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Company, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws or GAAP, (ii) any events or conditions generally affecting any industry or geographic area in which the Company operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement or at the written request or with the written consent of the Acquiror, (vi)  any failure to meet any projections, forecasts or budgets; provided, that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent the Company is as a whole disproportionately affected thereby as compared with other participants in the industry in which the Company operates. Notwithstanding the foregoing, the failure to consummate a portion of any PIPE Investment shall not be deemed to be a Company Material Adverse Effect.

“Company Option” has the meaning specified in Section 3.03(a).

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case, as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.06(d).

“Company Plan” means the Company’s 2018 Stock Incentive Plan, as amended, restated or otherwise modified from time to time.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Disclosure Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company SAFEs” shall mean any outstanding “Simple Agreement for Future Equity” of the Company.

“Company Software” means any and all Software that are owned (or purported to be owned) by the Company or used or held for use to conduct the Company business.

“Company Stockholder” means, as of any particular time, the holder of any Existing Company Common Stock.

“Company Stockholder Approvals” has the meaning specified in Section 8.02(f).

“Company Tax Counsel” has the meaning specified in Section 8.03(c).

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of the Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms.

“Company Transaction Expenses Cap Excess” has the meaning specified in Section 11.05(d).

“Confidentiality Agreement” means that certain non-disclosure agreement, dated as of July 19, 2025, by and between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, licenses, leases, and purchase orders.

“Court of Chancery” has the meaning specified in Section 11.12.

“CPARS” has the meaning specified in Section 4.26(l).

“DCSA” has the meaning specified in Section 4.26(m).

“DFARS” has the meaning specified in Section 4.26(n).

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn Out Consideration” has the meaning set forth in Section 3.06(a).

“Earn Out Period” means the time period beginning the day following the Closing Date and ending on the date that is the 5-year anniversary of the Closing Date (inclusive of the first and last day of such period).

“Earn Out Shares” has the meaning set forth in Section 3.06(a)(iv).

“Effect” has the meaning specified in the definition of “Acquiror Material Adverse Effect”.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all Laws relating to pollution or protection of the environment (including natural resources), health and safety (to the extent relating to management of or exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $400,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following number (rounded to four decimal places): the quotient obtained by dividing (i) the number of shares of Holdco Common Stock constituting the Aggregate Merger Consideration, divided by (ii) Aggregate Fully Diluted Company Common Shares.

“Exchanged Company Option” has the meaning set forth in Section 3.03(a).

“Existing Company Charter” means the amended and restated certificate of incorporation of the Company, dated as of April 30, 2025.

“Existing Company Common Stock” means the common stock of the Company, including the “Class A Common Stock”, “Class B Common Stock” and any other “Common Stock” (each as defined in the Existing Company Charter), and which shall include the Company Common Stock which would be issued upon a cashless exercise of the Company Options as well as the Company Common Stock issuable upon the Company Convertible Instrument Conversion.

“Expense Cap” has the meaning specified in Section 11.05(a).

“FAR” has the meaning specified in Section 4.26(d).

“Financial Statements” has the meaning specified in Section 4.05(a).

“First Effective Time” has the meaning specified in Section 2.01(a).

“Founder” means Asad Malik.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Bid” means any quotation, bid or proposal by the Company that is outstanding and in effect as of the date hereof, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any Contract, grant, basic ordering agreement, other transaction agreement, letter contract, or order between the Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Government-Furnished Items” has the meaning specified in Section 4.26(p).

“Governmental Authority” means any U.S. or foreign federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator or arbitral body (public or private), court, tribunal any state-owned or controlled enterprise.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any radiation, material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“High Vote Share” has the meaning specified in Section 3.01(b)(ii).

“Holdco” has the meaning specified in the preamble hereto.

“Holdco Board” means the board of directors of Holdco.

“Holdco Bylaws” has the meaning specified in the Recitals hereto.

“Holdco Change of Control” has the meaning specified in Section 3.06(e).

“Holdco Charter” has the meaning specified in the Recitals hereto.

“Holdco Common Stock” means, after consummation of the Merger 1, a share of Class A common stock, par value $0.0001 per share, of Holdco, as contemplated by the Holdco Charter.

“Holdco Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Holdco Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Holdco Merger Sub” has the meaning specified in the preamble hereto.

“Holdco Share Value” means $10.00.

“Holdco Stockholder” means a holder of any Holdco Common Stock.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) in respect of (a) the principal amount of and premium (if any) in respect of all indebtedness for borrowed money, including accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) payment obligations and the principal of and premium (if any) evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances or similar facilities or instruments (in each case to the extent drawn), (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the ordinary course of business and consistent with past practices, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally and (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP. For the avoidance of doubt, with respect to the Company, any simple agreement for future equity of the Company will not constitute Indebtedness.

“Insurance Policies” has the meaning specified in Section 4.20(a).

“Intellectual Property” means any and all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, invention disclosures, patent disclosures and improvements thereto); (b) trademarks, service marks, trade dress, trade names, brand names, logos corporate, trade, and business names, certification marks, slogans and other indicia of origin, and all goodwill connected with the use of or symbolized by the foregoing; (c) copyrights and works of authorship, copyrightable works, mask works and designs; (d) internet domain names; (e) trade secrets and other intellectual property rights in ideas, formulas, compositions, know-how, show-how, technology, inventions (whether patentable or not), invention disclosures, drawings and blueprints, designs, design protocols, specifications, algorithms, processes, procedures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, database rights, confidential business information and other proprietary and confidential information and rights (“Trade Secrets”); (f) intellectual property rights in Software; (g) applications and registrations relating to any of the foregoing anywhere in the world, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all foreign counterparts of any of the foregoing; and (h) rights to sue, recover damages or other amounts for, and enjoin the past, present or future infringement, misappropriation, dilution, misuse, or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.05(a).

“Interim Period” has the meaning specified in Section 6.01.

“IT Systems” means all computers, networks, databases, hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), servers, workstations, routers, hubs, switches, data communications lines, automated processes and storage assets, operational technology, information technology, websites (including the content thereon), data processing systems, Software, and all other information technology equipment or other similar or related items of automated, computerized, or digital systems owned or controlled (or purported to be owned or controlled), licensed, outsourced, or leased by or for the Company or used or held for use to conduct the Company business by the Company and used in the operation of the Company business.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, Asad Malik, Jeffery Alan Muss, Will Heltsley, Jim Snoddy and Danyal Mohammad, and (b) in the case of Acquiror, Nadim Qureshi.

“Law” means any statute, law (including common law), act, constitution, treaty, code, ordinance, rule, ruling, regulation or Governmental Order, in each case, of any Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Leased Company Properties” has the meaning specified in Section 4.18(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Listing Filing Fees” means the fees, costs and expenses incurred by a party to this Agreement or on its behalf in connection with preparation, submission and filing of the Registration Statement and the Proxy Statement with OTC Markets, NASDAQ or other applicable stock exchange markets.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Merger Proposal and the Amendment Proposal, the affirmative vote of holders of a majority of the issued and outstanding shares of the Acquiror who attend and vote at the Special Meeting.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Customers” has the meaning specified in Section 4.23(a).

“Material Vendors” has the meaning specified in Section 4.23(b).

“Merger 1” has the meaning specified in Section 2.01(a).

“Merger 2” has the meaning specified in Section 2.01(b).

“Merger Consideration” has the meaning specified in Section 3.01(b)(ii).

“Merger 1 Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Merger 2 Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Merger Proposal” has the meaning specified in Section 8.02(c).

“Mergers” has the meaning specified in Section 2.01(b).

“Multi-Year 10-K” has the meaning specified in Section 7.07.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Application” has the meaning specified in Section 8.06.

“NIST” has the meaning specified in Section 4.26(r).

“Offer” has the meaning specified in the Recitals hereto.

“OTC Markets” means OTC Markets Group.

“Owned Intellectual Property” means all Intellectual Property and IT Systems owned (or purported to be owned), in whole or in part, by the Company, and includes all Intellectual Property required to be set forth in Schedule 4.15(a).

“Per Share Merger Consideration” means (a) the Exchange Ratio multiplied by (b) the Holdco Share Value.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and (i) relate to amounts not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, as applicable, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been, or will be established in accordance with GAAP on the Financial Statements, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record affecting title to real property that do not, individually or in the aggregate, materially interfere with the occupancy or present uses of such real property, (e) non-exclusive licenses of Intellectual Property granted to customers, distributors, or vendors in the ordinary course of business, (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Company Properties, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“PIPE Investment” has the meaning specified in Section 8.05.

“PIPE Investment Amount” has the meaning specified in Section 8.05.

“Preferred Bidder Status” has the meaning specified in Section 4.26(a).

“Premium Cap” has the meaning specified in Section 7.02(b).

“Privacy Laws” means any and all Laws applicable to the Company relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.

“Pro Rata Portion” means, with respect to the applicable Company Stockholder or holder of Exchanged Company Options, the percentage of Existing Company Common Stock held by such Company Stockholder or attributable to such holder of Exchanged Company Options, in each case, immediately prior to the Second Effective Time on a fully-diluted and as-exercised and as-converted basis (assuming cashless exercise of the Company Options).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously or is currently deriving revenue from the sale or provision thereof.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their Public Acquiror Class A Shares in conjunction with a shareholder vote on the Business Combination).

“Public Acquiror Class A Share” means, prior to the consummation of the Merger 1, an Acquiror Class A Share that was initially sold as part of an Acquiror Unit in the Acquiror’s initial public offering.

“Public Entities” has the meaning specified in Section 4.15(g).

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Public Acquiror Class A Shares for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered IP” has the meaning specified in Section 4.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, disclosed financial advisors, disclosed lenders, disclosed debt financing sources and consultants of such Person.

“Sanctions” has the meaning specified in Section 4.19(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning specified in Section 2.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, U.S. federal or foreign jurisdiction and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning set forth in Section 8.04(b).

“Signing Press Release” has the meaning set forth in Section 8.04(b).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, systems and code, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether human readable, machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Sponsor” means Ross Holding Company LLC, a Cayman Islands limited liability company.

“Subscription Agreements” has the meaning set forth in Section 8.05.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities.

“Supermajority Acquiror Stockholder Approval” means, with respect to the Merger Proposal and the Amendment Proposal only, the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of the Acquiror who attend and vote at the Special Meeting held in accordance with the Acquiror Organizational Documents. “Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in Section 2.01(b).

“Surviving Provisions” has the meaning specified in Section 10.02.

“TAA” has the meaning specified in Section 4.26(u).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, environmental, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, unclaimed property or escheat obligation, or other tax, governmental fee, duty, charge, impost, or assessment of any kind whatever, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, together with any interest, deficiency, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property”.

“Trading Day” means any day on which shares of Holdco Common Stock are actually traded on Nasdaq.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.03(a).

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“Triggering Event” means the occurrence of the Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV.

“Triggering Event I” shall occur if, within the Earn Out Period, the VWAP of Holdco Common Stock is greater than or equal to $12.50 per share for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event II” shall occur if, within the Earn Out Period, the VWAP of Holdco Common Stock is greater than or equal to $15.00 per share for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event III” shall occur if, within the Earn Out Period, the VWAP of Holdco Common Stock is greater than or equal to $17.50 per share for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event IV” shall occur if, within the Earn Out Period, the VWAP of Holdco Common Stock is greater than or equal to $20.00 per share for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Trust Account” has the meaning specified in Section 5.05(a).

“Trust Agreement” has the meaning specified in Section 5.05(a).

“Trustee” has the meaning specified in Section 5.05(a).

“Unvested Earn Out Shares” means 4,000,000 shares of Holdco Common Stock to be issued to Company Stockholders in the Merger 2, which shall be subject to the terms and restrictions set forth in Section 3.06.

“VWAP” means, for shares of Holdco Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“WARN Act” has the meaning specified in Section 4.13(b).

“Warrant Agent” has the meaning specified in the Recitals hereto.

“Warrant Amendment” has the meaning specified in the Recitals hereto.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, waivers and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II

MERGERS; CLOSING

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the day prior to the Closing Date, at the First Effective Time, the Acquiror shall be merged with and into Holdco Merger Sub (the “Merger 1”), with Holdco Merger Sub being the surviving company (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Company”) following the Merger 1 and shall continue its existence under the DLLCA as a wholly owned subsidiary of Holdco, and the separate existence of Acquiror shall cease. The Merger 1 shall be consummated in accordance with this Agreement, the DLLCA and the CLCI and evidenced by a certificate of merger (the “Certificate of Merger 1”) and such other documentation that may be required under the CLCI to be filed with the Registrar of Companies of the Cayman Islands, such Merger 1 to be consummated and effective upon the filing of the Certificate of Merger 1 with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger 1 (the “First Effective Time”) and with such other documentation that may be required under the CLCI to be filed with the Registrar of Companies of the Cayman Islands.

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the day after the Merger 1, at the Second Effective Time, Acquiror Merger Sub shall be merged with and into the Company (the “Merger 2”, and together with the Merger 1, the “Mergers”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”) following the Merger and shall continue its corporate existence under the DGCL as a wholly owned subsidiary of the Surviving Company, and the separate existence of Acquiror Merger Sub shall cease. The Merger 2 shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger 2”), such Merger 2 to be consummated and effective upon the filing of the Certificate of Merger 2 with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger 2 (the “Second Effective Time”).

Section 2.02 Effects of the Mergers.

(a) The Merger 1 shall have the effects set forth in this Agreement, the DLLCA and the CLCI. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger 1 and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Acquiror and Holdco Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Acquiror and Holdco Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) The Merger 2 shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Acquiror Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Acquiror Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.03 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger 1 (the “Closing 1”) shall take place electronically through the exchange of documents via e-mail as promptly as practical, but in no event later than the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing 1 or the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the day before the Closing Date, the Holdco, Acquiror and Holdco Merger Sub shall cause the Certificate of Merger 1 to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in the DLLCA and the Registrar of Companies of the Cayman Islands as provided in the CLCI. The date on which the Closing 1 actually occurs is referred to in this Agreement as the “Closing Date 1.”

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger 2 (the “Closing”) shall take place electronically through the exchange of documents via e-mail as promptly as practical on the day after the Closing 1. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company, the Surviving Company and Acquiror Merger Sub shall cause the Certificate of Merger 2 to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in the DGCL. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Holdco shall trade publicly on NASDAQ under the new ticker symbol selected by the Company.

Section 2.04 Organizational Documents.

(a) At the Second Effective Time, the Existing Company Charter, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Acquiror Merger Sub as in effect immediately prior to the Second Effective Time (except that all references in the certificate of incorporation of Acquiror Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Existing Company Charter immediately prior to the Second Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Acquiror Merger Sub shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “A&R Company Charter”) until thereafter supplemented or amended as provided therein and in accordance with the DGCL (subject to Section 7.02).

(b) At the Second Effective Time, the bylaws of the Company, as in effect immediately prior to the Second Effective Time, shall continue to be the bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(c) Simultaneously with the Merger 1, Holdco shall file with the Delaware Secretary of State the Holdco Charter in accordance with the provisions thereof and applicable Law at the First Effective Time, so that the Holdco Charter shall be the certificate of incorporation of the Holdco, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(d) Simultaneously with the Merger 1, the parties hereto shall take all actions necessary so that, at the First Effective Time, the Holdco Bylaws shall be adopted as the bylaws of the Holdco, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(e) At the First Effective Time, the operating agreement of Holdco Merger Sub, as in effect immediately prior to the First Effective Time, shall continue to be the operating agreement of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

Section 2.05 Directors and Officers.

(a) Persons constituting the officers of the Acquiror prior to the First Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed. Holdco shall be the sole manager of the Surviving Company immediately following the First Effective Time, and Acquiror shall take all necessary action prior to the Merger 1 such that each director of Acquiror in office immediately prior to the First Effective Time shall cease to be a director immediately following the First Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the First Effective Time).

(b) Persons constituting the officers of the Company prior to the Second Effective Time shall continue to be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c) Holdco shall take all necessary action prior to the Merger 2 such that (i) each director of Holdco in office immediately prior to the Second Effective Time shall cease to be a director immediately following the Second Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Second Effective Time), (ii) six (6) individuals designated by the Company pursuant to this Section 2.05(c) shall be appointed to the Holdco Board, effective as of the Second Effective Time, and (iii) one (1) individual designated by Acquiror pursuant to this Section 2.05(c) shall be appointed to the Holdco Board, effective as of the Second Effective Time, (iv) there shall be no vacancies or unfilled newly created directorships on the Holdco Board and (v) as of the Second Effective Time, the Holdco Board shall consist of the minimum number of “independent directors” under the applicable listing and corporate governance rules and regulations of NASDAQ. If necessary to effect the foregoing, the Holdco Board shall adopt resolutions prior to the Second Effective Time that, as of the Second Effective Time, expand or decrease the size of the Holdco Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Holdco Board. Each Person appointed as a director of Holdco pursuant to this Section 2.05(c) shall remain in office as a director of Holdco for a minimum of one (1) full calendar year and then until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or the Acquiror, as applicable, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party hereto may reasonably request.

(d) Acquiror shall take all necessary actions prior to the Second Effective Time such that (i) each officer of Acquiror in office immediately prior to the Second Effective Time shall cease to be an officer at the Second Effective Time and (ii) the Persons constituting the officers of the Company prior to the Second Effective Time shall, as of the Second Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Section 2.06 Acquiror Class B Conversion. Immediately prior to the First Effective Time, Acquiror shall cause the then issued and outstanding Acquiror Class B Shares to convert automatically, on a one-for-one basis, into one (1) share of Acquiror Class A Share following which all Acquiror Class B Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist (the “Class B Share Conversion”).

Article III

CONVERSION OF SECURITIES; EFFECTS OF THE MERGERS

Section 3.01 Effect on Securities.

(a) At the First Effective Time, by virtue of the Merger 1 and without any action on the part of any party hereto or the holder of any equity interest of Acquiror:

(i) Conversion of Holdco Merger Sub Equity. Each equity interest of Holdco Merger Sub, issued and outstanding immediately prior to the First Effective Time, shall be automatically cancelled and extinguished and converted into one (1) equity interest of the Surviving Company and shall constitute the only outstanding equity interests of the Surviving Company immediately following the First Effective Time.

(ii) Consideration for All Acquiror Equity. (i) Each Acquiror Class A Share (including Acquiror Class A Shares issued upon the conversion of Acquiror Class B Shares pursuant to Section 2.06) issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of Holdco Common Stock automatically on a one-for-one basis, following which all Acquiror Class A Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and (ii) each then issued and outstanding Acquiror Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Holdco Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Acquiror Warrant.

(iii) Cancellation of Holdco Equity. Each share of Holdco that is issued and outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

(b) At the Second Effective Time, by virtue of the Merger 2 and without any action on the part of any party hereto or the holder of any Existing Company Common Stock:

(i) Conversion of Acquiror Merger Sub Common Stock. Each share of common stock of Acquiror Merger Sub, issued and outstanding immediately prior to the Second Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Company Common Stock.

(ii) Consideration for All Company Capital Stock. At the Second Effective Time, (i) each share of Existing Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of Holdco Common Stock equal to the Exchange Ratio, (ii) each holder of a share of Existing Company Common Stock issued and outstanding immediately prior to the Second Effective Time, shall receive for each share of Existing Company Common Stock such number of shares of duly authorized, validly issued, fully paid and nonassessable Holdco Common Stock equal to the Exchange Ratio, (iii) each holder of a share of Existing Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall receive such Person’s Pro Rata Portion of the Unvested Earn Out Shares and (iv) the Founder (to the extent the Founder is a Company Stockholder as of immediately prior to the Second Effective Time) shall receive one (1) share of Class B common stock, par value $0.0001 per share, of Holdco (the “High Vote Share”) which shall (1) have a number of votes per share equal to the number of shares of Holdco Common Stock held by him multiplied by nine (9) for so long as he owns a percentage of Holdco Common Stock to be specified in the Holdco Charter, and (2) not be transferrable except for certain permitted transfers as set forth in the Holdco Charter, and (3) have such other powers, rights, preferences, privileges, obligations and other terms as set forth in the Holdco Charter (collectively, the Company Common Stock, Holdco Common Stock, Unvested Earn Out Shares and High Vote Share so issued, the “Merger Consideration”); provided, that no fractional Company Common Stock or Holdco Common Stock shall be issued in connection therewith (with any such fractional amount being rounded down and paid in cash in lieu thereof pursuant to Section 3.05).

Section 3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Existing Company Common Stock or shares of Holdco Common Stock or Acquiror Class A Shares shall have been changed into a different number of units or shares or a different class or series, by reason of any stock dividend, conversion, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares or units, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Existing Company Common Stock or shares of Holdco Common Stock or Acquiror Class A Shares will be appropriately adjusted to provide to Acquiror Merger Sub and the holders of Existing Company Common Stock and the holders of Holdco Common Stock and holders of Acquiror Class A Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Acquiror Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 3.03 Treatment of Company Options.

(a) Treatment of Company Options. At the Second Effective Time, each Company Option that is outstanding immediately prior to the Second Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof cease to represent an option to purchase Company Common Stock (a “Company Option”) under the Company Plan or otherwise and shall be assumed by Holdco and converted into the right to receive (i) an option, granted in substitution of each such Company Option under the Company Plan, to purchase a number of shares of Holdco Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Second Effective Time and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Second Effective Time divided by (2) the Exchange Ratio and (ii) the right to receive a portion of the Earn Out Consideration pursuant to Section 3.06; provided, however, that the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 409A or Section 424(a) of the Code. Except as specifically provided above, following the Second Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms and any provisions for accelerated vesting) as were applicable to the corresponding former Company Option immediately prior to the Second Effective Time. For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Second Effective Time, in accordance with the applicable option agreement.

(b) Company Actions. At or prior to the Second Effective Time, the Company, the Company Board, and the compensation committee thereof, as applicable, shall adopt any resolutions and take any other necessary actions, effective as of immediately prior to the Second Effective Time that are necessary to effectuate the treatment of the Company Options pursuant to Section 3.03(a) above.

(c) Holdco Actions. Holdco shall take all actions that are necessary for the assumption and conversion of the Company Options pursuant to this Section 3.03 including the reservation, issuance and listing of shares of Holdco Common Stock as necessary to effect the transactions contemplated by this Section 3.03. If registration of the Exchanged Company Options or shares of Holdco Common Stock is required under the Securities Act, Holdco shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a Registration Statement on Form S-8 with respect to such Exchanged Company Options or shares of Holdco Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the shares of Holdco Common Stock issuable thereunder continues to be required.

(d) Assumption of Stock Plan. At the Second Effective Time, Holdco shall assume the Company Plan, except that the Company Plan (and any option agreement thereunder) shall be amended at the Second Effective Time to conform with the requirements of Section 3.03(a) above and to include additional amendments required to comply with any Law applicable to Holdco with respect to the Exchanged Company Options (the “Assumed Company Plan”). At or following the Second Effective Time, Holdco shall not be entitled to grant any new stock-based awards under the Assumed Company Plan.

Section 3.04 Withholding. Each of Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub, the Company, the Surviving Company, the Surviving Corporation and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable to any Person under this Agreement such amounts that are required to be deducted and withheld with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub, the Company, the Surviving Company, the Surviving Corporation or their respective Affiliates or agents withholds or deducts such amounts with respect to any Person and properly pays or remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to current or former employees of the Company or its Affiliates in connection with the Mergers that is properly treated as compensation, the parties hereto shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

Section 3.05 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the exchange for Existing Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Holdco Common Stock. In lieu of the issuance of any such fractional share, Holdco shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Holdco Common Stock to which such holder otherwise would have been entitled (but for this Section 3.05) multiplied by (b) $10.00.

Section 3.06 Earn Out Consideration.

(a) At the Closing, Holdco shall cause the applicable Pro Rata Portion of the Unvested Earn Out Shares issuable to the Company Stockholders and the holders of the Exchanged Company Options to be issued to such Company Stockholders and holders of the Exchanged Company Options at the Second Effective Time (all Unvested Earn Out Shares, the “Earn Out Consideration”). The Unvested Earn Out Shares shall vest as follows:

(i) upon the occurrence of Triggering Event I, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and the holders of the Exchanged Company Options in accordance with each such Person’s Pro Rata Portion (the “Triggering Event I Earn Out Shares”);

(ii) upon the occurrence of Triggering Event II, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and the holders of the Exchanged Company Options in accordance with each such Person’s Pro Rata Portion (the “Triggering Event II Earn Out Shares”);

(iii) upon the occurrence of Triggering Event III, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and the holders of the Exchanged Company Options in accordance with each such Person’s Pro Rata Portion (the “Triggering Event III Earn Out Shares”);

(iv) upon the occurrence of Triggering Event IV, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and the holders of the Exchanged Company Options in accordance with each such Person’s Pro Rata Portion (the “Triggering Event IV Earn Out Shares” and, together with the Triggering Event I Earn Out Shares, the Triggering Event II Earn Out Shares and the Triggering Event III Earn Out Shares, the “Earn Out Shares”).

(b) The Earn Out Shares shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, amendment to organizational documentation, exchange of shares or other like change or transaction with respect to the shares of Holdco Common Stock occurring on or after the Closing. Stock dividends shall include any dividend or distribution of securities convertible into shares of Holdco Common Stock. Adjustments made pursuant to this Section 3.06 on or prior to the Closing Date shall be subject to the reasonable mutual agreement of Acquiror and the Company. The Triggering Events may be achieved at the same time or over the same overlapping trading days.

(c) If the Unvested Earn Out Shares do not vest in accordance with this Section 3.06 during the Earn Out Period, the obligations in this Section 3.06 shall terminate and no longer apply.

(d) Any vesting of Earn Out Shares shall be treated as an adjustment to the Aggregate Merger Consideration by the parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a Tax Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code.

(e) Notwithstanding anything in this Agreement to the contrary, if a Holdco Change of Control occurs during the Earn Out Period, then, immediately prior to the consummation of such Holdco Change of Control, (i) any Triggering Event that has not been previously satisfied shall be deemed to be satisfied and (ii) any Unvested Earn Out Shares shall be fully vested and no longer subject to the provisions set forth in this Section 3.06. For the purposes of this Section 3.06, a “Holdco Change of Control” means (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Holdco and its Subsidiaries, taken as a whole; (B) a merger, consolidation or other business combination of Holdco in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Holdco or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (C) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of Holdco representing more than fifty percent (50%) of the voting power of the capital stock of Holdco entitled to vote for the election of directors of Holdco.

Section 3.07 Transaction Consideration Adjustment for Acquisitions. In the event that, on or prior to the Closing, the Company consummates one or more other acquisitions (whether by purchase of assets, equity interests, or otherwise), each of Acquiror and the Company agree to negotiate in good faith prior to the Closing to make an upward adjustment to the Equity Value, which shall take into account the aggregate consideration paid or payable in connection with such acquisition, the nature of any consideration issued (including any assumption of liabilities), and other relevant factors. Any such adjustment shall be mutually agreed in writing by the Company and Acquiror, acting reasonably and in good faith, and any resulting increase to the Equity Value shall be deemed to be incorporated into the definition of “Equity Value” for all purposes under this Agreement, effective as of the Closing.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants (on behalf of itself, Holdco and Holdco Merger Sub) to Acquiror and Acquiror Merger Sub as follows:

Section 4.01 Organization, Standing and Corporate Power.

(a) The Company is a corporation organized and validly existing under the Laws of the State of Delaware and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect. The Company Organizational Documents, as amended to the date of this Agreement and that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in material default under or in material violation of any provision thereunder.

(b) As of the date hereof, the Company has no Subsidiaries other than Holdco and Holdco Merger Sub.

Section 4.02 Corporate Authority; Approval; Non-Contravention.

(a) Subject to the Company Stockholder Approvals, the Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general equitable principles (the “Enforceability Exceptions”)). The only votes of holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement, the Ancillary Agreements to which it is a party and the Transactions are the Company Stockholder Approvals. The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any Contract or commitment or to do anything on its behalf, other than (i) any authority to its employees, officers, agents, advisors and consultants to enter into routine trading Contracts in the ordinary course of their duties and the business of the Company or (ii) pursuant to this Agreement or the Ancillary Agreements.

(b) The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under, a conflict with or the creation of a Lien (other than a Permitted Lien) on any of the material assets of the Company pursuant to, or require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of the Company) or cancellation under, the Company Organizational Documents, any Governmental Order, any Material Contract to which the Company is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a) above, under any Law to which the Company is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company).

Section 4.03 Governmental Approvals. No consent of, or registration, declaration, notice, notification, application, submission or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement and the Ancillary Agreements or the consummation of the Transactions, except for (a) the pre-merger notification requirements under the HSR Act if applicable and (b) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.04 Capitalization.

(a) Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding Equity Securities (including notes and other securities convertible into Equity Securities) of the Company (other than Company Options) and the Equity Securities held by each such holder as of the date hereof. Each of the outstanding Equity Securities of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, and (iii) was not issued in breach or violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or other similar right or any Contract. 2,327,742 shares of Existing Company Common Stock were reserved for issuance under the Company Plan as of the date of this Agreement. Except as set forth in Schedule 4.04(a) and Schedule 4.04(b), (x) as of the date of this Agreement, (i) there are no other authorized, outstanding or issued Equity Securities of the Company; (ii) the Company is not obligated to issue, sell or transfer any Equity Securities; (iii) the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of the Company; (iv) the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list any of its Equity Securities on any securities exchange; (v) there are no phantom shares and there are no voting or similar agreements entered into by the Company which relate to the share capital, registered capital or charter capital of the Company; (vi) the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter or any agreements to issue such bonds, debentures, notes or other obligations; (viii) there are no Liens on Equity Securities of the Company or any arrangements or obligations to create any such Liens; and (iv) the Company has no equity-based compensation or incentive, purchase or participation plans and (y) no Person (including any holder of Equity Securities in the Company) has the right to (whether pursuant to any Contract, Company Organizational Document or otherwise) require the Company to (i) issue any Equity Securities, or transfer or acquire any Equity Securities or other assets of any Person, (ii) declare or pay any dividends or make any other distribution of, or any payment out of, the Company’s assets (whether by dividends, liquidation or otherwise), or (iii) assume, guarantee or otherwise acquire the liabilities of any Person.

(b) Schedule 4.04(b) sets forth a Schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides, for each Company Option that is currently outstanding, the number of shares of Company Common Stock subject to such Company Option, vesting schedule, the number of shares subject to the Company Option which have vested and the number of shares subject to the Company Option which have not yet vested as of the date of this Agreement, the grant date and exercise price associated with each Company Option. No other Company Options are in existence other than those disclosed in Schedule 4.04(b), and the Company has not promised (whether orally or in writing) to grant any awards to any Person that would be Company Options if outstanding as of the date hereof that have not been granted as of the date hereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate the Company to issue or to sell any Equity Securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any Equity Securities of the Company or to vote with the Company Stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its Equity Securities.

(c) Each Company Option as set forth on Schedule 4.04(b) (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) approved the grant such Company Option (or such later date as specified in the approval of such grant), (iii) was granted with an exercise price per share no less than the fair market value of a share of Company Common Stock as of the grant date, (iv) was properly accounted for in all material respects in accordance with GAAP.

(d) The Company Common Stock to be issued by the Company in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise limited by the DGCL), and will not be subject to any preemptive rights, free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the A&R Company Charter).

Section 4.05 Financial Statements; Internal Controls.

(a) The audited statements of financial position, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows of the Company for each of the years ended December 31, 2024 and December 31, 2023 (collectively, the “Annual Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as at the Balance Sheet Date, except as otherwise noted therein, and have been prepared in accordance with the books and records of the Company. The unaudited statements of financial position, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows of the Company as of the Balance Sheet Date and for the six (6)-month period then-ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) were prepared in good faith in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as of the Balance Sheet Date, except as otherwise noted therein and for the absence of notes thereto as would be required by GAAP. Prior to the date hereof, true, complete and correct copies of the Financial Statements and, where applicable, the accompanying independent auditors’ reports have been made available to Acquiror.

(b) The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Annual Financial Statements, except as required by applicable Law or GAAP.

(c) Neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof. The financial statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.01, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(d) The Company Board has not been made aware in writing of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which materially violate applicable Law. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.06 Compliance with Laws.

(a) The Company is conducting and, since December 31, 2022, has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.

(b) There is, and since December 31, 2022 there has been, no material Action by, against or affecting the Company, and no such Action is pending or, to the Knowledge of the Company, threatened.

(c) Since December 31, 2022, the Company has not received any written notice (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any material action to ensure compliance with any such applicable Law.

(d) The Company possesses all material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, accreditations, waivers, identification numbers, exemptions of, or filings or registrations (excluding Intellectual Property registrations and certifications) with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted (the “Company Permits”). All such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending before or, to the Knowledge of the Company, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. The Company is not in material default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

Section 4.07 Absence of Certain Changes or Events. Since the Balance Sheet Date, and except as required by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course (and in a manner consistent with past practice), (b) no action has been taken (or been taken on its behalf) by the Company that would require consent under Section 6.01 if such action were taken during the Interim Period (other than for any such actions for which such consent has been received in accordance with Section 6.01), (c) the Company has used its commercially reasonable efforts to preserve its business in all material respects, and (c) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements or the notes thereto, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement, (d) contingent liabilities under executory Material Contracts and (e) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any liabilities of any nature, whether accrued, contingent or otherwise required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, which would, individually and in the aggregate, reasonably expected to be material to the Company.

Section 4.09 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror or its Affiliates for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

Section 4.10 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened against the Company, or any property or asset of the Company, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Contracts.

(a) Schedule 4.11(a) sets forth a true and complete list as of the date hereof of the following types of Contracts to which the Company is a party or is bound (other than any Contracts under which the Company does not have any continuing or potential liability) (all such Contracts set forth on Schedule 4.11(a), or which are required to be so disclosed, the “Material Contracts”):

(i) each Contract with consideration paid or would reasonably be expected to be payable to the Company of more than $1,000,000, in the aggregate, over any twelve (12)-month period;

(ii) all Contracts involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(iii) all Contracts evidencing Indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a Lien on any of the property or assets of the Company;

(iv) all partnership, joint venture or similar agreement or arrangement, including as may be provided in any letter of intent, memorandum of understanding or agreement in principle;

(v) all Contracts with any Governmental Authority to which the Company is a party (other than any Company Permits), including any Government Contracts and Government Bids;

(vi) all Contracts that (a) limit, or purport to limit, in any material respect, the ability of the Company to compete in any line of business or material business activity or with any Person or in any jurisdiction or during any period of time, excluding customary non-solicitation obligations entered into in the ordinary course of business and confidentiality agreements and agreements that contain customary confidentiality clauses, and (b) that impose “most favored nations” or “most favored supplier” restrictions for a period greater than one (1) year;

(vii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee of third party obligations in excess of $500,000, or any letters of credit, performance bonds or other credit support for the Company;

(viii) all Contracts for the employment or engagement of any employee, officer, director or other individual service provider that (A) provide for annualized base compensation in excess of $500,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability to or financial obligation by the Company;

(ix) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(x) any Contract which involves the license or grant of rights, assignment, covenant, or immunity under any Intellectual Property or IT Systems owned by a third party to the Company, or under Company Intellectual Property by the Company to a third party, provided, however, that none of the following are required to be scheduled on Schedule 4.11(x), but shall be deemed to have been scheduled for purposes of this Agreement if they otherwise qualify (A) nondisclosure agreements entered into in the ordinary course of business by the Company; (B) licenses of commercially available and off-the-shelf Software (including Software provided as a service) or other standard or commercially available Intellectual Property licensed under shrinkwrap, clickwrap, online terms of use or service or other standard license terms with an aggregate annual license cost of $100,000 or less; (C) Contracts between the Company and its customers entered into in the ordinary course of business in which Company Intellectual Property is licensed on a non-exclusive basis; (D) invention assignment and confidentiality agreements between the Company and its employees and/or independent contractors entered into by the Company in the ordinary course of business on standard forms made available to the Acquiror (and without any material exceptions or modifications thereto); and; (E) Contracts between the Company and its vendors or suppliers entered into in the ordinary course of business in which the Company has granted a non-exclusive license to the supplier or vendor (i) to use the Company’s trademarks, service marks, or other source identifiers for purposes of indicating that the Company is a customer of the vendor or supplier; (ii) to use feedback, suggestions or ideas provided by the Company to the vendor or supplier; or (iii) to use any Company Intellectual Property for purposes of providing goods or services to or as directed by the Company;

(xi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(xii) all Contracts for the development, training, or maintenance of Intellectual Property for the benefit of the Company (other than invention assignment and confidentiality agreements entered into with employees and contractors of the Company that have provisions relating to confidentiality and assignment of Intellectual Property in substantially the same form as the confidentiality and Intellectual Property assignment provisions set forth in the standard form(s) of such agreement(s) used by the Company); and

(xiii) all Contracts (excluding Contracts for employment) with management and consultants.

(b) Except as set forth on Schedule 4.11(b), the Company (i) is not, nor has it received written or, to the Knowledge of the Company, oral notice, or otherwise become aware, that any other party to any Material Contract is, except as such may be limited the Enforceability Exceptions, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject and (iii) the Company is, and has been, in compliance in all material respects with all applicable requirements of the Federal Acquisition Regulation (FAR), Defense Federal Acquisition Regulation Supplement (DFARS), and any other applicable Laws or material terms relating to any Government Contract or Government Bid. No Material Contract is the subject of a written notice to terminate delivered or communicated, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company, taken as a whole. Except as set forth on Schedule 4.11(b), there is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not be material and adverse to the Company, taken as a whole. Except as set forth on Schedule 4.11(b), the Company has duly performed all of its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued. True, correct and complete copies of each Material Contract have been delivered or made available to Acquiror prior to the date hereof.

Section 4.12 Employee Benefits.

(a) Schedule 4.12(a) sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, accurate and complete copies of (i) the current plan document, including all amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with all summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the related insurance policies, trust agreements or other funding arrangements, and (vii) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and is in material compliance with all applicable Laws. There is no pending or, to the Knowledge of the Company, threatened, Action or claim relating to or against any Company Benefit Plans (other than routine claims for benefits). Except as would not be material, all contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualification or tax exemption of any such Company Benefit Plan. The Company has not incurred (whether or not assessed) any material Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There is no material unpaid liability for any nonexempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(c) No Company Benefit Plan is, nor does the Company maintain, contribute to (or is required to contribute to), or have any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or a plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, nor does the Company have any obligation to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than (A) as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full premium cost of coverage or which is paid pursuant to a government subsidy, (B) coverage through the end of the month of termination of employment or service (to the extent permitted under the terms of the applicable Company Benefit Plan), (C) disability benefits attributable to disabling events occurring at or prior to termination of employment or service, (D) death benefits attributable to deaths occurring at or prior to termination of employment or service, or (E) benefits in the nature of severance pay pursuant to a Company Benefit Plan set forth on Schedule 4.12(a). The Company does not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414(b), (c), (m) or (o) of the Code.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, (alone or in conjunction with any other event that would not, standing alone, trigger such payment of benefit) would result in (i) any entitlement by any current or former employee or individual service provider of the Company to any compensation or benefit, or (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of the Company. Neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby, (alone or in conjunction with any other event) could result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(f) The Company does not have any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code, Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws), or otherwise.

Section 4.13 Labor and Employment.

(a) (i) The Company is not a party to or bound by, or negotiating (or presently required to negotiate with a union representing any current or former employee) any CBA (including agreements with works councils, labor unions, labor organizations, trade unions and side letters), and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three (3) years, no labor union, trade union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; and (iv) in the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or, to the Knowledge of the Company, threatened.

(b) The Company is, and since December 31, 2022 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms 1-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, collective bargaining, employee leave issues, affirmative action and unemployment insurance.

(c) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company. To the Knowledge of the Company, no current employee of the Company with annualized compensation at or above $500,000, has given notice to the Company that the employee intends to terminate his or her employment prior to the one (1)-year anniversary of the Closing.

(d) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination or retaliation allegations of which any of them is or has been made aware in the past three (3) years. With respect to each such allegation to the extent warranted based on the Company’s investigation, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, former or current employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(e) Except as would not result in material liability for the Company, the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

Section 4.14 Taxes.

(a) The Company has duly and timely filed with the appropriate Tax Authority, or has caused to be duly and timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. The Company has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(b) The Company has complied in all material respects with all applicable Laws relating to the payment, remittance, collection and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld or collected all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted or paid such amounts required to have been remitted or paid to the appropriate Tax Authority.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company that remains unresolved or unpaid in full. There is no Tax audit, examination or other Action of the Company presently in progress or proposed in writing. There are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company.

(d) The Company has not applied for, or requested, a ruling, administrative relief or technical advice from any Tax Authority, which could be binding on Acquiror, Acquiror Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date.

(e) The Company is not or has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes) and, (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which is the Company).

(f) The Company has not engaged in, or been a party to, any “reportable transaction” under Treasury Regulations Section 1.6011-4(b) (or any other transaction requiring disclosure under similar or corresponding provisions of U.S. state or local or non-U.S. Law).

(g) The Company does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than any commercial contract entered into in the ordinary course of business and not primarily related to Taxes) or by operation of Law.

(h) The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.

(i) There are no Liens for Taxes on any assets of the Company other than Permitted Liens.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction, which claims have not been fully resolved or withdrawn.

(k) The Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two (2) years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l) The Company is not and has never been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(m) The Company is, and has at all times since its date of formation been, treated as a corporation for U.S. federal (and applicable state and local) income tax purposes.

(n) The Company has not taken or agreed to take any action, nor is aware, after reasonable diligence, of the existence of any facts or circumstances, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision of this Agreement, the Company is not making, and shall not be construed to have made, any representation or warranty as to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax attribute, or (ii) any position that Acquiror or any of its Affiliates take on any Tax Return or in respect of any audit or other Tax proceeding in a taxable period (or portion thereof) ending after the Closing Date.

Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all (i) (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications, (C) copyright registrations and applications, and (D) internet domain name registrations, in each case that are owned or filed by the Company (collectively, “Registered IP”), indicating for each item, as applicable, the current owner or registrant, the registration, issuance and application number, the applicable filing jurisdiction and the date of filing or issuance; and (B) material unregistered Owned Intellectual Property. The Company exclusively owns all right, title, and interest in and to all Owned Intellectual Property (including the Registered IP), free and clear of any Liens other than Permitted Liens. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable, in each case, except as would not be material and adverse to the Company, taken as a whole.

(b) The Company exclusively owns all right, title, and interest in and to or is licensed to use or otherwise has the right to use all Intellectual Property used in or necessary to the conduct of the business of the Company as currently conducted or currently contemplated to be conducted, free and clear of any Liens other than Permitted Liens, and none of the foregoing will be, with or without notice or lapse of time, impaired, altered, extinguished or otherwise impacted by, or result in a breach of or default under any Contract required to be set forth in Schedule 4.11, or give any other Person the right or option to cause or declare any of the foregoing (including a loss of, or Lien on, any Owned Intellectual Property), nor will require any consent, notification, approval, waiver, or payment or grant of additional amounts or consideration, as a result of the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby, taken as a whole. All Company Intellectual Property and Intellectual Property licensed to the Company by a third party that is used in the conduct of the business of the Company as currently conducted shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially the same as those under which any Company owned or used such Intellectual Property immediately prior to the Closing, in each case, except as would not be material and adverse to the Company, taken as a whole.

(c) Except as set forth on Schedule 4.15(c), (i) the Owned Intellectual Property and the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since the Company’s date of incorporation, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) to the Knowledge of the Company, no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated since the Company’s date of incorporation, any Owned Intellectual Property.

(d) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters or invitations to take a license) against the Company (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property owned by the Company (excluding office actions in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since its date of incorporation, in the case of each of clauses (i) and (ii), except as would not be material and adverse to the Company, taken as a whole.

(e) All Persons (including all former and current officers, directors, employees, consultants, and independent contractors of the Company), who have contributed to or participated in the conception and development of material Intellectual Property for the Company have entered into valid and binding proprietary rights agreements, pursuant to which such Persons have presently assigned all of such Person’s rights, title and interest in and to such Intellectual Property in the Company, and irrevocably waived all moral and all other non-assignable rights in favor of the Company. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach of any such Contract. No further action, acceptance, consideration, remuneration or other act or payment by the Company is required, desired, due or payable under applicable Law in order for all right, title and interest in and to such Intellectual Property by such Persons to be validly assigned to the Company (or to otherwise vest in the Company).

(f) The Company has taken all commercially reasonable security measures consistent with industry best practices to protect the confidentiality and value of all their material Trade Secrets and other confidential information used or held for use in the conduct of the business of the Company, and no Trade Secret or confidential information material to the Company’s business as currently conducted has been discovered or authorized to be disclosed or has been actually or threatened to be disclosed by the Company to any third Person other than pursuant to a non-disclosure agreement that (i) obligates such Person to maintain the confidentiality thereof, (ii) imposes perpetual confidentiality obligations with respect to Trade Secrets, and (iii) are in full force and effect and not breached.

(g) No funding, resources, employees, contractors, Intellectual Property, or facilities of any Governmental Authority or any university, college, other educational institution or research center (collectively, “Public Entities”) were used in the creation, conception, or development of any material Owned Intellectual Property where, as a result thereof, such Public Entity has any rights in such Owned Intellectual Property. No Person (including any current or former employee, consultant or independent contractor of the Company) who contributed to the creation, conception, or development of any Owned Intellectual Property has performed services for any such entity Public Entity during a period of time during which such Person was also performing services for the Company.

Section 4.16 Data Protection.

(a) Since December 31, 2021, the Company (i) has been in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or, to the Knowledge of the Company, investigations by any Governmental Authority relating to Privacy Laws. The Company has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, since December 31, 2021, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole.

(b) Since December 31, 2021, the Company has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole. To the Knowledge of the Company, since December 31, 2021, no individual has been awarded compensation from the Company under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company is bound, except as would not be material and adverse to the Company, taken as a whole.

Section 4.17 Information Technology.

(a) The IT Systems: (i) are adequate for, and operate and perform in material accordance with the requirements of the Company for the operation of its business as currently conducted and as currently contemplated to be conducted; and (ii) are materially free from viruses, worms, trojan horses, bugs, faults, errors, contaminants, malicious code, damaging devices or other routines or components designed or reasonably expected to materially adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, systems, or Software and other defects, in each case, except as would not be material and adverse to the Company, taken as a whole.

(b) The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used or held for use in the operation of the business of the Company (and all information and transactions stored or contained therein or transmitted thereby) from any unauthorized use, access, interruption, corruption, or modification. Such IT Systems are sufficient for current needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Systems include a sufficient number of license seats for all Software licensed by the Company from third parties as necessary for the usage of such Software in the operation of the business of the Company as currently conducted or currently contemplated to be conducted.

(c) Since the Company’s date of incorporation, there have been no unauthorized intrusions, malfunctions, failures, breakdowns, security breaches, continued substandard performance, or other adverse events affecting any IT Systems that have caused any substantial disruption of or interruption in or to the use of such IT Systems or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company. The Company has implemented and maintains commercially reasonable data backup, data storage, system redundancy, disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

Section 4.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company as of the date of this Agreement (the “Leased Company Properties”). The Company is the sole legal and beneficial owner of a leasehold or subleasehold interest in, or other right to possess or occupy, the Leased Company Properties.

(c) Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or acceleration of rent under such Lease Document, by the Company or, to the Knowledge of the Company, any other party thereto.

(d) Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is legal, valid, binding and enforceable against the Company that is a party to such Lease Document and, to the Knowledge of the Company, any other party to such Lease Document. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears thereunder due and payable by the Company.

(e) To the Knowledge of the Company, there exist no restrictions, covenants or encumbrances which encumber any of the Leased Company Properties and which prevent any of the Leased Company Properties from being used now or in the future for their current use or would prevent, or require consent from a third party as a result of, the consummation of the transactions contemplated by this Agreement or which would be material and adverse to the Company, taken as a whole.

(f) The Company has not at any time given any covenant or entered into any agreement in respect of any leasehold real property other than the Leased Company Properties in respect of which any material contingent liability of the Company remains as of the date of this Agreement. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein.

(g) As of the date hereof, there are no material outstanding Actions to which the Company is a party in respect of any of the Leased Company Properties, other than nondelinquent real property assessments affecting the Leased Company Properties. As of the date of this Agreement, the Company’s possession and quiet enjoyment of the Leased Company Property under each Lease Document is not materially disturbed.

Section 4.19 Anti-Bribery; Anti-Money Laundering; Trade Controls Compliance.

(a) Anti-Bribery and Anti-Money Laundering. The Company and each of its managers, officers, directors, employees, and to the Company’s Knowledge, agents, and any other Person acting on their behalf, (i) are and for the past five (5) years have been, in compliance with Anti-Bribery Laws, and (ii) have not paid, given, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official or other Person, for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. The Company is not subject, and in the past five (5) years has not been subject, to any Actions or made any disclosures, voluntary or otherwise, to any Governmental Authority relating to the Anti-Bribery Laws or Anti-Money Laundering Laws, and to the Knowledge of the Company, there are no actions, conditions, or circumstances that would reasonably be expected to give rise to any future Actions against the Company related to any actual or alleged violation of Anti-Bribery Laws or Anti-Money Laundering Laws. The Company has conducted its business in compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws and has instituted and maintain policies and procedures designed to ensure compliance with such laws. The operations of the Company have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements of Anti-Bribery Laws and Anti-Money Laundering Laws.

(b) Trade Control Compliance. The Company is, and since April 2019 has been, in compliance in all respects with all applicable international trade control compliance Laws, including but not limited to: (a) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State; (b) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.), and the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. § 120 et seq.) (collectively with (a), “Sanctions”); (c) U.S. Laws governing the importation of goods, including laws administered by U.S. Customs and Border Protection; and (d) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively with (a), (b), and (c), the “International Trade Laws”). Since April 2019, none of the Company and its directors or director equivalents, members, officers, employees, or to the Knowledge of the Company, agents, representatives or other Persons acting on behalf of the Company, (a) have been the target of Sanctions, (b) located, organized, or ordinarily resident in a jurisdiction subject to comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine)(“Embargoed Jurisdiction”), or (c) are owned fifty percent (50%) or more, directly or indirectly, individually or in aggregate, by Persons listed in (a) or (b) (collectively, a “Sanctioned Person”). Since April 2019, the Company has not engaged in any unlawful dealings or transactions, directly or indirectly, with any Sanctioned Persons. The Company is not subject, and since April 2019 have not been subject to any Actions, or made any disclosures to any Governmental Authority, involving the Company relating to the International Trade Laws. The Company has not: (i) directly or indirectly exported, re-exported, sold, disposed of, or otherwise transferred (including transfers to non-U.S. persons located in the United States) any items, software, technology or services subject to International Trade Laws in violation of International Trade Laws; (ii) where required by Law, failed to notify recipients of such items, software, technology or services of the potential applicability of International Trade Laws to the recipients’ use or other disposition thereof; or (iii) engaged in any other transactions or activities prohibited under International Trade Laws. The Company is in compliance with, and for the past five (5) years has been in compliance with all applicable registration requirements pursuant to the ITAR, including those set forth at 22 C.F.R. § 122 and 129.

Section 4.20 Insurance.

(a) Schedule 4.20(a) sets forth a true and complete list of the material current insurance policies or binders maintained by the Company (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that would reasonably be expected to give rise to a material claim under the Insurance Policies. The Insurance Policies cover such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Company operates.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable on the Insurance Policies as of the date of this Agreement have been paid as of the date of this Agreement. The Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company has not received any written notice of cancellation of, a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.21 [Intentionally Omitted].

Section 4.22 Environmental Matters. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company is and has been for the last three (3) years in compliance in all respects with all Environmental Laws and all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Leased Company Properties or any other property where the Company operates or plans to operate, which Company Permits have been obtained by the Company and are current and valid;

(b) there are no Actions or Governmental Orders pending, or to the Knowledge of the Company, threatened, against or involving the Company, any property that the Company operates at or plans to operate at, or any of the Leased Company Properties, nor, to the Knowledge of the Company, has the Company received any written notification of or otherwise been made aware of, any actual or alleged violation of, or liability under, Environmental Laws;

(c) the Company (or any other Person to the extent giving rise to liability for the Company) has not manufactured, generated, treated, stored, disposed or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material under circumstances or in quantities that violate Environmental Laws or which has resulted in or would reasonably be expected to give rise to liability for the Company pursuant to Environmental Laws; and

(d) the Company has furnished to the Acquiror copies of all material environmental reports, assessments and audits in its possession or reasonable control relating to the Company’s compliance with Environmental Laws or the environmental condition of the real property operated or leased by the Company in connection with its business.

Section 4.23 Customers and Suppliers.

(a) (i) Schedule 4.23(a)(i) sets forth a true, correct and complete list, as of the date of this Agreement, of the ten (10) largest customers of the Company (each, a “Material Customer”), during each twelve (12)-month period ended as of December 31, 2024, December 31, 2023 and December 31, 2022, in each case measured by the amount of revenue received by the Company during such period; and (ii) except as set forth on Schedule 4.23(a)(ii), as of the date hereof, the Company has not since the Balance Sheet Date received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with the Company.

(b) (i) Schedule 4.23(b)(i) sets forth a complete and correct list, as of the date of this Agreement, of the ten (10) largest vendors, suppliers, service providers and other similar business relations of the Company (each, a “Material Vendor”) during each twelve (12)-month period ended as of December 31, 2024, December 31, 2023 and December 31, 2022 in each case measured by the amount of expenditure by the Company during such period; and (ii) except as set forth in Schedule 4.23(b)(ii), as of the Balance Sheet Date received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with the Company.

Section 4.24 Brokers. Other than Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25 Affiliate Agreements. Except as set forth on Schedule 4.25, the Company is not party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of the Acquiror, Acquiror Merger Sub or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

Section 4.26 Government Contracts.

(a) Schedule 4.26(a) is a true and complete list, as of the date hereof, of the Company’s Government Contracts that accurately identifies for each Government Contract current and complete information regarding, where applicable and to the extent the disclosure of such information does not violate the Company’s obligations under any law or agreement: the contract number, the customer (contracting agency and prime contractor, as applicable), any subcontracts and the applicable subcontract number (if applicable), the total estimated contract value, the total funded amount, and the contract period of performance. Schedule 4.26(a) also identifies each Government Contract that was awarded on the basis of any qualification as a small business, or other set aside or preferential prime contractor or subcontractor bidding status (collectively, a “Preferred Bidder Status”). Each Government Contract listed in Schedule 4.26(a) is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms. The Company has delivered or made available to Acquiror copies of the main contract documents for those Government Contracts provided on Schedule 4.26(a), together with all other material documentation requested by Acquiror.

(b) Schedule 4.26(b) sets forth a current, accurate, and complete list of each Government Bid (including task order bids under current Government Contracts and teaming agreements entered into in preparation for Government Bids) that the Company has entered into or submitted to a Governmental Authority (or a prime contractor or higher-tier subcontractor) within the past year, plans to submit within the next ninety (90) days, or for which no notice of award decision has been received by the Company thirty (30) days or more prior to the date of this Agreement. Schedule 4.26(b) accurately identifies for each such Government Bid current, complete, and accurate information regarding, where applicable: the proposal type (new business, task order, etc.), the anticipated award type (sole source, full and open, small business, etc.), the project title, the customer (agency, prime contractor, or higher-tier subcontractor as applicable), the estimated award date and the estimated value of the proposed contract based on the Company’s proposal.

(c) Schedule 4.26(c) sets forth a list of each outstanding teaming agreement or existing joint venture agreement. The Company has made available to the Acquiror correct and complete copies of all such teaming agreements and joint venture agreements. The Company has complied with all material terms and conditions of such joint venture agreements and teaming agreements.

(d) With respect to each Government Contract or Government Bid to which the Company is a party, and except as set forth in Schedule 4.26(d): (i) the Company has complied with all material terms and conditions of such Government Contract or Government Bid; (ii) the Company has complied with all material requirements of Law pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed with respect to such Government Contract or Government Bid were accurate and truthful in all material respects as of their effective date (including representations and certifications regarding eligibility for and compliance with SBIR awards) and the Company has complied with all such representations and certifications in all material respects; (iv) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by the Company in connection with a Government Contract or Government Bid were current, accurate, and complete in all material respects as of their respective submission dates, and the Company is not aware of any evidence that such submissions are not still current, accurate, and complete in all material respects; (v) the Company has maintained systems of internal controls that are and have been in material compliance with all requirements of the Government Contracts and of material Laws and regulations and no such systems of internal controls has been determined in writing, by any Governmental Authority to be in noncompliance with any such material requirement and, without limiting the foregoing, the practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting, and invoicing costs, and otherwise accounting for costs are in compliance, in all material respects, with GAAP; (vi) the Company has not had access to confidential or non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, nor prepared specifications or statements of work, nor, to the Knowledge of the Company, engaged in any other conduct, in each case, that would create an “Organizational Conflict of Interest,” as set forth in Federal Acquisition Regulation (“FAR”) 9.501, with respect to the work performed or anticipated to be performed under any Government Contract or proposed contract in connection with a Government Bid or other business of the Company or, to the Knowledge of the Company, that would restrict the Company’s business activities as presently conducted; (vii) the Company has not violated, in any material respect, any Law or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority (regardless of the branch of government), including but not limited to the “revolving door” and “financial interest” restrictions set forth at 18 U.S.C. § 207 and § 208; and (viii) except as set forth on Schedule 4.26(d)(viii), in the past five (5) years, the Company has not received any written (or, to the Knowledge of the Company, oral) notice of termination for default or convenience, cure notice, show cause notice, deficiency or similar notice, stop work order or non-exercise of any option to extend a multi-year contract, and no such notice has been threatened. Except as set forth on Schedule 4.26(d), consummation of the transactions contemplated by this Agreement will not require notice to transfer or constitute, cause or serve as the basis of non-performance or non-compliance with any term of any Government Contract or Government Bid to which the Company is a party.

(e) With respect to the Company and except as set forth on Schedule 4.26(e): (i) the Company has not received any written notice that any officer, employee, consultant, or agent of the Company is, or during the last five (5) years has been, under administrative, civil, or criminal investigation, indictment, or information by any Governmental Authority (A) relating to the performance of his or her duties for the Company or (B) as would reasonably be expected to have a Company Material Adverse Effect; (ii) to the Knowledge of the Company, there is not pending any audit or investigation of the Company or its officers, employees, consultants or agents nor within the last five (5) years has there been either (A) a non-routine audit of the Company, (B) an audit that resulted in a material adjustment to amounts invoiced or (C) any audit or investigation of the Company or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (iii) during the last five (5) years, the Company has not made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment, or omission arising under or relating to a Government Contract or Government Bid; (iv) the Company has not received any written (or, to the Knowledge of the Company, oral) notice of any determination by a Governmental Authority regarding, nor entered into an consent order or administrative agreement, with a Governmental Authority regarding, any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (v) the Company has not received any written (or, to the Knowledge of the Company, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (vi) the Company has not received written document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information involving the Company or any of its members, managers, officers, employees, affiliates, consultants, agents, or representatives in connection with or concerning any information related to a Government Contract or Government Bid; (vii) to the Knowledge of the Company, neither the Company nor any of its officers, employees, consultants, agents, or representatives are or have been under administrative, civil, or criminal investigation, or any indictment or criminal information with respect to any aspects of performance or other activity relating to any Government Contract or Government Bid to which the Company is a party; (viii) neither the Company nor any of its officers or employees has been the subject of any actual “whistleblower” or “qui tam” lawsuit; (ix) the Company has not received any written (or, to the Knowledge of the Company, oral) notice of any judicial, administrative, or contractual penalties or damages imposed or, to the Knowledge of the Company, threatened to be imposed on the Company related to any Government Contract or Government Bid; (x) to the Knowledge of the Company, it has not conducted any internal audit, review, or inquiry in which any outside legal counsel, auditor, accountant, or investigator has been or was engaged with respect to any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law, or any administrative or contractual requirement related to a Government Contract or Government Bid; and (xi) the Company has complied in all material respects with the pricing and discount disclosure requirements in all of its Government Contracts including “Most Favored Customer” and price-reduction clauses and all pricing discounts and rebates have been properly reported to and credited to the customer under each Government Contract, and no Government Contract currently in performance is subject to, or to the Knowledge of the Company, anticipated to be subject to, price discounts at any level (including but not limited to invoice discounts, “spot” discounts at individual rates, courtesy discounts or other discounts of any nature), in each case except where failure to do so would not have a material and adverse effect on the Company. Except as set forth in Schedule 4.26(e), the Company has not, to the Knowledge of the Company, had any material irregularities, misstatements, or omissions arising under or relating to any Government Contract or Government Bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the clauses of this paragraph or any other material damage, liability, penalty assessment, recoupment of payment, or disallowance of cost.

(f) With respect to the Company and except as set forth in Schedule 4.26(f), (i) there are no outstanding claims against the Company for which the Company has received written notice, either by the U.S. Government or by any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid referred to in Schedule 4.26(a) and Schedule 4.26(b), respectively; (ii) there are, to the Knowledge of the Company, no disputes between the Company and any Governmental Authority under the Contract Disputes Act or any other Law or between the Company and any prime contractor, subcontractor, or vendor arising under or relating to any such Government Contract or Government Bid; and (iii) no Government Contract is or has been the subject of any bid protest proceeding. Except as set forth in Schedule 4.26(f), there are no facts that would reasonably be expected to result in a claim or dispute under clauses (i) or (ii) of the immediately preceding sentence.

(g) There are no outstanding material claims, disputes, or requests for equitable adjustment between the Company and any Governmental Authority that are subject to the Contract Disputes Act, 41 U.S.C. § § 7101-7109 or any other Law, nor are there any material claims, disputes, or requests for equitable adjustment between the Company and any other entity arising under or related to any Government Contract.

(h) The Company has not submitted or received, or is preparing to submit, a claim or request for an equitable adjustment under any of the Government Contracts where such activity is outside the ordinary course of business or would reasonably be expected to result in a liability or obligation outside the ordinary course of business.

(i) No costs incurred by the Company have been formally disallowed as a result of a written finding or determination by a Governmental Authority, and no Governmental Authority has withheld or setoff or, to the Knowledge of the Company, attempted to withhold or setoff, material amounts otherwise due or payable to the Company under any Government Contract. Except as disclosed on Schedule 4.26(i), to the Knowledge of the Company, no prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under any such Government Contract. To the Knowledge of the Company, no prime contractor or higher-tier subcontractor under an outstanding Government Contract has disallowed, or raised any basis for disallowance of, any material costs claimed by the Company under any such Government Contract, and there is no fact or occurrence that could reasonably be expected to be a basis for disallowing any such costs.

(j) Except as set forth in Schedule 4.26(j), neither the Company nor any of their present officers, employees, nor, to the Knowledge of the Company, subcontractors, or consultants are, or during the last five (5) years have been, suspended or debarred from doing business with a Governmental Authority, proposed for suspension or debarment, or are (or during such period were) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

(k) Except as set forth in Schedule 4.26(k), to the Knowledge of the Company, no statement, representation, or warranty made by any member of Company with respect to any Government Contract, Government Bid, or any exhibit thereto or in any certificate, statement, list, schedule, or other document submitted or furnished to a Governmental Authority in connection with any Government Contract or Government Bid contained on the date so furnished or submitted any untrue statement that would reasonably be expected to have a Company Material Adverse Effect.

(l) Except as set forth in Schedule 4.26(l), the Company has not received: (i) any written (nor, to the Knowledge of the Company, oral) notice of non-responsibility or ineligibility for award of a contract or disqualification from award of a contract within the past five (5) years, nor to the Knowledge of the Company, do any circumstances exist that would warrant the institution of debarment, suspension, or exclusion proceedings or any finding of non-responsibility, ineligibility, or disqualification with respect to the Company in the future; or (ii) any adverse or negative past performance evaluations, reports, or ratings of any nature (including, but not limited to, any weaknesses or deficiencies noted in any Contractor Performance Assessment Reports (“CPARS”) or any ratings less than “Satisfactory” in any CPARS) by the U.S. Government or, to the Knowledge of the Company, any facts that would reasonably be expected to result in any adverse or negative past performance evaluation, report, or rating by the U.S. Government with regard to any Government Contract.

(m) Schedule 4.26(m) sets forth a full and complete list of all facility clearances as well as, to the Knowledge of the Company, an accurate and complete list of all of the Company’s employee security clearances that are current and are presently being used by the Company. As applicable, the Company have the required procedures and facility and personnel security clearances in place, or have applied for all such security clearances, to conduct the Company’s business of a classified nature up to the level of their present clearances, and are taking and have taken all actions necessary to maintain and protect such facilities clearances, including those listed in Schedule 4.26(m). The Company has complied in all material respects with applicable national security obligations, including without limitation, the requirements specified in the National Industrial Security Program Operating Manual. The clearances set forth on Schedule 4.26(m) are all of the facility and personnel security clearances reasonably necessary to conduct the business of the Company and the Company. The Company has not been notified by the Defense Counterintelligence and Security Agency (“DCSA”) or by any other Governmental Authority of any investigations, inquiries or review relating to the facility and personnel security clearances granted by any Governmental Authority to the Company other than any review in the normal course of business.

(n) The Company has, to the extent appropriate in accordance with the terms of the applicable Government Contracts and all Laws, (i) taken all reasonable steps to protect rights in and to all technical data, computer software, and other intellectual property developed in connection with the Government Contracts and (ii) complied in all material respects with all notice requirements, Laws (including the FAR and the Defense Federal Acquisition Regulation Supplement (“DFARS”)) and contractual requirements relating to the placement of legends or restrictive markings on all technical data, computer software, computer software documentation, and other intellectual property developed in connection with a Government Contract, used in performance of a Government Contract, or delivered or otherwise provided to a Governmental Authority. The Company is not using any intellectual property in the performance of any Government Contract without having obtained the necessary licenses or permission from the owner of the Intellectual Property or the applicable Governmental Authority.

(o) Except for the Government Contracts listed on Schedule 4.26(o), there is no fixed-price Government Contract that the Company has entered into or is otherwise obligated to perform and for which (i) performance has not been completed; (ii) final payment has not been received; or (iii) warranty, support, or maintenance obligations have been retained.

(p) Schedule 4.26(p) identifies, as of the date hereof, all material personal property, equipment, and fixtures loaned, bailed, or otherwise furnished to the Company by or on behalf of any Governmental Authority (the “Government-Furnished Items”). The Company has complied in all material respects with all of its applicable obligations relating to the Government-Furnished Items as imposed by Law (including the FAR and DFARS) and, upon the return thereof to the applicable Governmental Authority in the condition thereof on the date hereof, would reasonably be expected to have no liability to such Governmental Authority with respect thereto.

(q) Schedule 4.26(q) identifies, as of the date hereof, all instances where the performance of specific employees is called for in any Government Contract. The Company has notified and sought, using commercially reasonable efforts, all applicable permission from a Governmental Authority, the prime contractor, or the higher-tier subcontractor (as the case may be) in circumstances where there have been changes related to those employees in the past five (5) years.

(r) Except as disclosed in Schedule 4.26(r), as applicable, the Company is in compliance with the requirements of FAR 52.204-21, Basic Safeguarding of Covered Contractor Information Systems, DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting, including, but not limited to, compliance with the cybersecurity standards set forth in the National Institute of Standards and Technology (“NIST”) Special Publication 800-171, and DFARS 252.204-7020, NIST SP 800-171 DoD Assessment Requirements.

(s) The Company has not made any assignment of any Government Contract or any interest in any outstanding Government Contract. The Company has not entered into any financing arrangements with respect to any outstanding Government Contract.

(t) Except as disclosed in Schedule 4.26(t), as applicable, the Company is in compliance with the requirements of FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment, and FAR 52.204-25 Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment.

(u) Except as disclosed in Schedule 4.26(u), as applicable, the Company is in compliance with the requirements of all applicable U.S. domestic content laws and regulations, including, but not limited to, the Buy American Act (41 U.S.C. §§ 10a-10d) and the Trade Agreements Act (“TAA”) (19 U.S.C. §§ 2501-2581), and all corresponding FAR and DFARS provisions.

Section 4.27 Holdco and Holdco Merger Sub.

(a) Each of Holdco and Holdco Merger Sub is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. Each of Holdco and Holdco Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco and Holdco Merger Sub to perform their obligations under this Agreement or the Ancillary Agreements. None of Holdco and Holdco Merger Sub is in violation of any of the provisions of the Acquiror Organizational Documents or Company Organizational Documents, as applicable. Each of Holdco and Holdco Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco and Holdco Merger Sub to perform their obligations under this Agreement or the Ancillary Agreements.

(b) Holdco has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than Holdco Merger Sub. None of Holdco or Holdco Merger Sub has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Holdco and Holdco Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

(c) All outstanding shares of capital stock of Holdco Merger Sub are owned by Holdco, free and clear of all Liens (other than Permitted Liens).

(d) Each of Holdco and Holdco Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by Holdco and Holdco Merger Sub of this Agreement and the Ancillary Agreements to which each of them is a party, and the consummation by Holdco and Holdco Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of Holdco and Holdco Merger Sub, and no other proceedings on the part of Holdco and Holdco Merger Sub (or any of their equityholders) are necessary to authorize this Agreement or the Ancillary Agreements to which each of them is a party or to consummate the Transactions. This Agreement and the Ancillary Agreements to which each of them is a party have been duly and validly executed and delivered by Holdco and Holdco Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitute the legal and binding obligations of Holdco and Holdco Merger Sub (as applicable), enforceable against Holdco and Holdco Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.28 No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties hereto or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV or the Company Disclosure Schedules, information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions. Each of the Company, Holdco and Holdco Merger Sub hereby acknowledges and agrees with the statements and provisions set forth in Section 5.16.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR MERGER SUB

Except as set forth in the Acquiror Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or before the date hereof (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Acquiror Merger Sub, jointly and severally, represents and warrants to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power.

(a) Except as set forth on Schedule 5.01, each of Acquiror and Acquiror Merger Sub is a corporation duly incorporated validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite corporate power and authority to carry on its business as now being conducted. Acquiror Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have an Acquiror Material Adverse Effect.

(b) Other than Acquiror Merger Sub or as set forth in Schedule 5.01, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

(c) Acquiror has provided to the Company a true, complete and correct copy of the Acquiror Organizational Documents and the certificate of incorporation and bylaws of Acquiror Merger Sub and, other than as contained in the Acquiror SEC Reports, there are no other Contracts which would amend, supplement or relate to the subject matters described in the Acquiror Organizational Documents or the certificate of incorporation and bylaws of Acquiror Merger Sub.

Section 5.02 Corporate Authority; Approval; Non-Contravention; Government Approvals.

(a) Each of Acquiror and Acquiror Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror and Acquiror Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Acquiror Merger Sub, and no other corporate or other actions on the part of Acquiror or Acquiror Merger Sub are necessary to authorize the execution and delivery by Acquiror or Acquiror Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals. This Agreement has been duly executed and delivered by Acquiror and Acquiror Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of Acquiror and Acquiror Merger Sub, enforceable against Acquiror and Acquiror Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Acquiror Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Acquiror Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Acquiror Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Acquiror Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a) above, under any Law to which Acquiror, Acquiror Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of Acquiror or Acquiror Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror or Acquiror Merger Sub in connection with the execution and delivery by Acquiror or Acquiror Merger Sub of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act if applicable, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger 1 or Certificate of Merger 2 or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have an Acquiror Material Adverse Effect.

Section 5.03 Compliance with Laws. Except as set forth on Schedule 5.03, Acquiror and Acquiror Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Acquiror Merger Sub, and each of Acquiror and Acquiror Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no written notices have been received by either Acquiror or Acquiror Merger Sub from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

Section 5.04 Employee Benefit Plans. Except as may be contemplated by the Holdco Equity Plan Proposal, neither Acquiror nor Acquiror Merger Sub maintains or contributes to any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, stockholder, director, officer or employee of Acquiror or Acquiror Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror or Acquiror Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.05 Financial Ability; Trust Account.

(a) As of July 15, 2025, there was at least $1,843,027.33 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), with Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 16, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus, dated March 11, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 or held as cash. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred and is continuing which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since on or about September 26, 2024, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Second Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Second Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Second Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) Except as set forth on Schedule 5.05(c), as of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.06 Taxes.

(a) Acquiror is, and has at all times since its date of formation been, treated as a corporation for U.S. federal (and applicable state and local) income tax purposes, and Acquiror Merger Sub is, and has at all times since its date of formation been, treated as a disregarded entity for U.S. federal (and applicable state and local) income Tax purposes.

(b) Each of Acquiror and Acquiror Merger Sub has duly and timely filed with the appropriate Tax Authority, or has caused to be duly and timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 5.06, each of Acquiror and Acquiror Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each of Acquiror and Acquiror Merger Sub, as applicable, has complied in all material respects with all applicable Laws relating to the payment, remittance, collection and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld or collected all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted or paid such amounts required to have been remitted or paid to the appropriate Tax Authority.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or Acquiror Merger Sub that remains unresolved or unpaid in full.

(e) There is no Tax audit, examination or other Action of Acquiror or Acquiror Merger Sub presently in progress or proposed in writing, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or Acquiror Merger Sub.

(f) Neither Acquiror nor Acquiror Merger Sub has applied for, or requested, a ruling, administrative relief or technical advice from any Tax Authority, which could be binding on Acquiror, Acquiror Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date.

(g) Neither Acquiror nor Acquiror Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), and (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which is the Acquiror).

(h) Neither Acquiror nor Acquiror Merger Sub has engaged in, or been a party to, any “reportable transaction” under Treasury Regulations Section 1.6011-4(b) (or any other transaction requiring disclosure under similar or corresponding provision of U.S. state or local or non-U.S. Law).

(i) Acquiror and Acquiror Merger Sub do not have any liability for Taxes of any other Person (other than Acquiror Merger Sub and Acquiror, respectively) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than any commercial contract entered into the ordinary course of business and not primarily related to Taxes) or by operation of Law.

(j) Acquiror and Acquiror Merger Sub will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.

(k) There are no Liens for Taxes on any assets of either Acquiror or Acquiror Merger Sub other than Permitted Liens.

(l) No written claims have ever been made by any Tax Authority in a jurisdiction where Acquiror and Acquiror Merger Sub do not file Tax Returns that the Acquiror or Acquiror Merger Sub is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction, which claims have not been fully resolved or withdrawn.

(m) Neither Acquiror or Acquiror Merger Sub has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two (2) years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(n) The Acquiror is not, and has never been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(o) Neither Acquiror nor Acquiror Merger Sub has taken or agreed to take any action, or is aware, after reasonable diligence, of the existence of any facts or circumstances, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision of this Agreement, neither Acquiror nor Acquiror Merger Sub is making, and shall not be construed to have made, any representation or warranty as to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax attribute, or (ii) any position that Acquiror or any of its Affiliates take on any Tax Return or in respect of any audit or other Tax proceeding in a taxable period (or portion thereof) ending after the Closing Date.

Section 5.07 Brokers. Except as set forth in Schedule 5.07, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Acquiror Merger Sub or any of their Affiliates.

Section 5.08 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act. Except as set forth on Schedule 5.08:

(a) Acquiror has filed or furnished all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since March 11, 2021 pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in Acquiror’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or Acquiror’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(f) Acquiror does not have any past due liability relating to the PCAOB issuer accounting support fee.

Section 5.09 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination including (i) organizational activities and activities incident to the offering of its securities and the identification and evaluation of potential business combination targets, (ii) negotiations, executions and activities to consummate other Business Combinations, (iii) the negotiation and execution of this Agreement and the Ancillary Agreements, and (iv) actions taken in connection with the preparation for and execution of the Transactions. Acquiror has no material assets, liabilities or obligations, whether accrued, contingent or otherwise, except as (A) reflected in the Acquiror SEC Reports or (B) incurred in connection with the foregoing permitted activities. Acquiror has not entered into any Contract, incurred any liability, or taken any action outside the ordinary course of business for a blank check company formed for the sole purpose of effecting a business combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had an Acquiror Material Adverse Effect on the ability of Acquiror or Acquiror Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Except as set forth on Schedule 5.09(b), other than Acquiror Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any active Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.09(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $500,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.09(c)).

(d) There is no liability, debt or obligation against Acquiror or Acquiror Merger Sub, except for (i) liabilities and obligations reflected or reserved for on Acquiror’s most recent publicly filed consolidated balance sheet or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Acquiror Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s most recent publicly filed consolidated balance sheet in the ordinary course of the operation of business of the Acquiror and Acquiror Merger Sub (other than any such liabilities as are or would be, in the aggregate, material to Acquiror and Acquiror Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.09(d).

(e) Since its organization, Acquiror Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in Acquiror Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror Merger Sub or to which Acquiror Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror Merger Sub or any acquisition of property by Acquiror Merger Sub or the conduct of business by Acquiror Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(f) Acquiror Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Acquiror Merger Sub was formed solely for the purpose of effecting the Merger 2 and has not engaged in any business activities or conducted any operations other than in connection with the Mergers and has no, and at all times prior to the Second Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or Acquiror Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from May 27, 2025 through the date of this Agreement, Acquiror and Acquiror Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.

(i) To the Knowledge of Acquiror, Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 5.10 Information Supplied; Registration Statement. None of the information supplied or to be supplied by the Acquiror or Acquiror Merger Sub for inclusion in the Registration Statement (together with any amendments or supplements thereto) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time such information is filed, submitted or made publicly available with the SEC; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

Section 5.11 Litigation. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or, to the Knowledge of the Acquiror, any director, officer or employee of the Acquiror (in their capacity as such) and since the Acquiror’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by Acquiror against any other Person.

Section 5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(c), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(c). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.13 Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 500,000,000 Acquiror Class A Shares, of which (A) 4,455,614 Acquiror Class A Shares are issued and outstanding as of the date of this Agreement and (B) 17,433,333 Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Acquiror Class B Shares, par value $0.0001, of which 4,325,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 preference shares of the Acquiror, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Acquiror Class A Shares and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Schedule 5.13(a) with respect to certain Acquiror Class A Shares held by the Sponsor.

(b) Except for this Agreement, the Acquiror Warrants and Acquiror Class B Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Class A Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in Schedule 5.13(b) or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in Schedule 5.13(b), Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Shares or any other equity interests of Acquiror. Other than Acquiror Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.

(c) All of the issued and outstanding Equity Securities of Acquiror Merger Sub are held by Acquiror as of the date of this Agreement. All outstanding Equity Securities of such Acquiror Merger Sub are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

Section 5.14 Affiliate Agreements. Except as set forth on Schedule 5.14, neither of the Acquiror nor Acquiror Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Acquiror Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

Section 5.15 Anti-Bribery; Economic Sanctions.

(a) Since their respective dates of incorporation, Acquiror and Acquiror Merger Sub have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither Acquiror nor Acquiror Merger Sub, nor to the Knowledge of the Acquiror, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(b) Neither Acquiror nor Acquiror Merger Sub are Sanctioned Persons or located, organized, or ordinarily reside in an Embargoed Jurisdiction.

(c) Acquiror and Acquiror Merger Sub maintain in effect written policies, procedures and internal controls, including an internal controls system, that are reasonably designed to promote compliance with applicable International Trade Laws and Anti-Bribery Laws.

Section 5.16 No Other Representations or Warranties. The representations and warranties made by Acquiror and Acquiror Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Acquiror Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Acquiror Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Acquiror Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Acquiror Merger Sub available to the other parties hereto or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Acquiror Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Acquiror Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Acquiror Merger Sub in this Article V or the Acquiror Disclosure Schedules, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Acquiror Merger Sub and the negotiation of this Agreement or in the course of the Transactions. Each of Acquiror and Acquiror Merger Sub hereby acknowledge and agree with the statements and provisions set forth in Section 4.28.

Article VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company, Holdco and Acquiror Merger Sub shall, except as set forth on Schedule 6.01 of the Company Disclosure Schedules, as expressly contemplated by this Agreement, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as may be required by Law, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with the Company’s customers, suppliers, distributors and creditors and (iii) use commercially reasonable efforts to keep available the services of the present officers of the Company. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except with respect to matters set forth in Section 6.01(a) and (j)), or as may be required by Law, the Company, Holdco and Holdco Merger Sub shall not during the Interim Period:

(a) Change or amend the Company Organizational Documents or any other organizational or governing documents;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property) to its securityholders or stockholders or repurchase or redeem any of its Equity Securities;

(c) create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any Equity Securities or other securities of whatsoever nature convertible into Equity Securities (or any option to subscribe for the same) of the Company (except in connection with the exercise of rights under the terms of any Company Options), Holdco or Holdco Merger Sub;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Securities, other than redemptions of Equity Securities from current and former employees in the ordinary course of business consistent with past practice upon the terms set forth in the underlying agreements governing such Equity Securities;

(e) enter into, or amend or modify any material term of, terminate (other than in expiration with its terms), or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice or as required by Law;

(f) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a holder of Equity Securities of the Company or its Affiliate, on the other hand, are parties;

(g) (a) sell, transfer, assign, grant, lease, pledge, license, sublicense, covenant not to assert, or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company (including Owned Intellectual Property and Company Software), Holdco or Acquiror Merger Sub to any Person that is not the Company, except for sales of inventory in the ordinary course of business consistent with past practice, other than (i) Permitted Liens or (ii) pledges, non-exclusive licenses and encumbrances on property and assets (including Owned Intellectual Property and Company Software) in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers); and (b) disclose any material Trade Secrets (other than pursuant to written confidentiality agreements entered into in the ordinary course of business that contain reasonable confidentiality protections); in each case, that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole;

(h) Intentionally permit any material item of Owned Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Owned Intellectual Property, other than instances where the Company elects to do so in the exercise of reasonable business judgment;

(i) except as required pursuant to the terms of a Company Benefit Plan in effect on the date of this Agreement and set forth on Schedule 4.12(a) of the Company Disclosure Schedules, (i) grant, issue, announce or promise to grant, issue or announce, any new compensation or benefits, or any material increase in the salaries, compensation, benefits or severance to any current or former employee, officer, director or other individual service provider of the Company with an annualized base compensation in excess of $500,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Company Benefit Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments, and (4) enter into the retention agreements with executive officers, key employees or directors in the amounts set forth on Schedule 6.01(i) of the Company Disclosure Schedules, (ii) except for changes to health or welfare benefit plans (other than severance arrangements) in connection with annual renewals, adopt, enter into, amend, modify, or terminate any Company Benefit Plan, any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, or any CBA or similar agreement (including agreements with labor organizations, labor unions, works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant, provide or promise to grant or provide any severance or termination payments, incentive compensation, deferred compensation, equity or equity-based compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company, other than as set forth on Schedule 6.01(i) of the Company Disclosure Schedules, (iv) accelerate the timing, vesting or payment of any compensation, equity-based compensation or benefit payable to any current or former employee, officer or individual service provider of the Company, (v) terminate (other than for cause), furlough, or temporarily layoff any employee, officer, or independent contractor of the Company set forth on Schedule 6.01(i) of the Company Disclosure Schedules, (vi) terminate, negotiate, modify, extend, or enter into any CBA, or recognize or certify any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company, (vii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, salary or wage reductions, or other actions that could implicate the WARN Act or any similar Laws, or (viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, officer or independent contractor with annualized compensation in excess of $500,000;

(j) acquire (including by merger or consolidation with), or merge or consolidate with, or purchase a material portion of the assets or equity of, any Person or division thereof;

(k) enter into any joint venture;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, Holdco or Acquiror Merger Sub (other than the transactions contemplated by this Agreement);

(m) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) consistent with the Company’s annual capital expenditure budget for periods following the date hereof made available to Acquiror prior to the date hereof;

(n) (A) make, revoke or change any material Tax election, (B) adopt or change any material Tax accounting method or annual Tax accounting period, (C) file any amendment to a material Tax Return, (D) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, (E) settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, (F) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, (G) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (H) take any action that would change the classification of the Company, Holdco or Holdco Merger Sub for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Company, Holdco or Holdco Merger Sub; (I) seek any Tax ruling from any Governmental Authority or (J) initiate or enter into any voluntary disclosure agreement or similar agreement with any Tax Authority;

(o) take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(p) initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice and where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $1,000,000 in the aggregate;

(q) incur, issue, assume, guarantee, endorse or otherwise become responsible for any Indebtedness, or make any loans or advances, or intentionally grant any security interest in any assets, or in any material respect, modify any Indebtedness, other than intercompany Indebtedness and except in the ordinary course of business consistent with past practice;

(r) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(s) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(t) fail to maintain the Company Permits;

(u) make any material change in financial accounting methods, principles or practices, except insofar as may be required by a change in, or a new application of, GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(v) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, taken as a whole, any Insurance Policy maintained with respect to the Company and its assets and properties;

(w) fail to maintain the Leased Company Properties in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted, and except as would not reasonably be expected to be material to the Company, individually or in the aggregate; and

(x) enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or the Company’s documented security clearance policy currently in place or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of the properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or invasive analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. Acquiror shall coordinate its access rights pursuant to this Section 6.02 with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 HSR Act and Regulatory Approvals. If applicable in connection with the transactions contemplated by this Agreement, the Company shall file promptly but in no event later than twenty (20) Business Days after the date hereof, the notification required from the Company under the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any information or document requests and (b) if available, request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify the Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and to the extent permitted, furnish to Acquiror, upon written request, copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and to the extent permitted, the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company to, and the Company shall not, without the prior written consent of the Acquiror or Acquiror Merger Sub, agree or otherwise be required to, take any action with respect to the Company, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company, or any interest therein.

Section 6.04 No Claim Against the Trust Account. The Company Group acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, that Acquiror has established the Trust Account for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company Group further acknowledges that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, substantially all which proceeds have been deposited in the Trust Account for the benefit of its public shareholders, and certain other amounts deposited into the Trust Account. The Company Group further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by March 16, 2026 or such earlier date as approved by the Acquiror Board to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the each member of the Company Group (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate redemptions of any shares of Acquiror and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

Section 6.05 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror, as promptly as reasonably practicable after the date hereof, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders’ equity of the Company as of and for the years ended December 31, 2024 and December 31, 2023, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders’ equity of the Company on a consolidated basis as of and for the quarters ended March 31, 2025 and 2024, prepared in accordance with GAAP and Regulation S-X. If the Second Effective Time has not occurred on or prior to August 31, 2025, the Company agrees to use reasonable best efforts to provide Acquiror, as promptly as reasonably practicable after the date thereof, comparable unaudited interim financial statements as of and for the quarters ended June 30, 2025 and 2024. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement is first filed or submitted under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.06 Non-Solicitation.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall not and shall cause its Affiliates and any of its or their Representatives to not, directly or indirectly (i) encourage, solicit, initiate, facilitate or continue inquiries, proposals or offers (written or oral) regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or furnish or disclose any non-public information to, any Person in connection with or that could reasonably be expected to lead to a possible Company Acquisition Proposal; (iii) enter into any agreements, arrangements, understandings or other instruments (whether or not binding) regarding a Company Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of outstanding shares of capital stock or other Equity Securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company’s properties or assets or equity interests; provided, that no Company Interim Financing shall be deemed to constitute a Company Acquisition Proposal.

(b) The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Company Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Company Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by the Company or the Company’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

Section 6.07 Company Interim Financing. If the Company desires to pursue any Company Interim Financing, the Company must consult with, and consider in good faith any feedback from, Acquiror and Acquiror’s financial advisors, regarding the plan for and details of each such potential Company Interim Financing, including the proposed and final terms, marketing strategy, counterparties, offers, counteroffers and timing thereof, as well as the expected impact, if any, of such Company Interim Financing on any potential PIPE Investment. The Company shall keep Acquiror reasonably informed with respect to any material developments relating to each potential Company Interim Financing, including providing any term sheets, indications of interest, letters of intent and drafts of the Company Interim Financing Agreements sent or received.

Section 6.08 Company Convertible Instruments.

(a) The Company shall cause each Company Convertible Instrument to be converted into shares of Existing Company Common Stock immediately prior to the Second Effective Time (the “Company Convertible Instrument Conversion”).

(b) All shares of Existing Company Common Stock issued pursuant to the Company Convertible Instrument Conversion shall be deemed outstanding immediately prior to the Second Effective Time and treated as Existing Company Common Stock for all purposes under this Agreement, including for purposes of determining the Merger Consideration and the allocation of Earn Out Shares.

(c) The Company shall provide notice to the counterparties to any Company Convertible Instrument as required pursuant to the terms thereof.

Section 6.09 Termination of Certain Contracts. Prior to the Closing, the Company shall cause the Contracts listed on Schedule 6.09 of the Company Disclosure Schedules to be cancelled prior to the Closing pursuant to termination agreements, in form reasonably acceptable to Acquiror, that provide for such termination without further liability or obligation of the Company or any of its Subsidiaries thereafter.

Article VII

COVENANTS OF ACQUIROR

Section 7.01 HSR Act and Regulatory Approvals.

(a) If applicable in connection with the transactions contemplated by this Agreement, Acquiror shall file promptly but in no event later than twenty (20) Business Days after the date hereof, the notification required from Acquiror or any of its Affiliates under the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any information or document requests.

(b) If available, Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided, that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate (i) Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect the Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Acquiror or the Company or (ii) Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and to the extent permitted, furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent permitted, Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e) Subject to Section 11.05, Acquiror shall initially pay all filing fees payable to the applicable Governmental Authorities (including the Regulatory Consent Authorities).

Section 7.02 Indemnification and Insurance.

(a) From and after the Second Effective Time, Holdco and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer, employee, stockholder or agent of the Company, or each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Second Effective Time, whether asserted or claimed prior to, at or after the Second Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Organizational Documents and indemnification agreements (or Contracts containing similar indemnification provisions) in effect on the date of this Agreement to indemnify such Person (and advance expenses as incurred in defense of any Action to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Corporation to, for a period of not less than six (6) years from the Second Effective Time, (i) maintain provisions in its articles of incorporation, bylaws, other organization documents and indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, concerning the indemnification and exculpation (and provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Company Organizational Documents, and such indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal, terminate or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six (6) years from the Second Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the Company’s current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Second Effective Time, provided, that (A) in no event shall Acquiror be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by the Company with respect to such current policy (the “Premium Cap”), (B) if such minimum coverage under any such “tail” policy is or becomes not available at the Premium Cap, then any such tail policy shall contain the maximum coverage available at the Premium Cap and (C) any such cost and expense shall be deemed to be an Acquiror Transaction Expense; and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) This Section 7.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person (it being expressly agreed that the covered directors and officers of the Company shall be third party beneficiaries of this Section 7.02).

Section 7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and Acquiror Merger Sub shall, subject to Section 7.11, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.03 of the Acquiror Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall cause Acquiror Merger Sub not to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Acquiror Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding Equity Securities; (B) split, combine, reclassify or otherwise change any of its Equity Securities; or (C) other than the redemption of any shares of Acquiror Class A Shares or other equity of Acquiror, as applicable, required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities in, Acquiror;

(iii) (A) make, revoke or change any material Tax election, (B) adopt or change any material Tax accounting method or annual Tax accounting period, (C) file any amendment to a material Tax Return, (D) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, (E) settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, (F) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, (G) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (H) take any action that would change the classification of the Acquiror or Acquiror Merger Sub for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Acquiror or Acquiror Merger Sub; (I) seek any Tax ruling from any Governmental Authority or (J) initiate or enter into any voluntary disclosure agreement or similar agreement with any Tax Authority;

(iv) take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(vi) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities in, Acquiror or Acquiror Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any Equity Securities, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) adopt or amend any Benefit Plan, or enter into any employment contract or CBA other than the Holdco Equity Incentive Plan or as otherwise contemplated by this Agreement;

(x) acquire (including by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of) any Person or division thereof;

(xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or Acquiror Merger Sub (other than the transactions contemplated by this Agreement);

(xii) make any capital expenditures;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by Acquiror and Acquiror Merger Sub as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in, or a new application of, GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and Acquiror Merger Sub and their assets and properties;

(xvii) take any action, or omit to take any action, that would reasonably be expected to prevent or materially delay the approval of the Acquiror’s securities for listing on the OTC Markets or NASDAQ, including any action that would result in the Acquiror’s failure to meet the initial listing requirements of such exchanges; or

(xviii) enter into any agreement or undertaking to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause Acquiror Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the organizational documents of Acquiror Merger Sub, the Trust Agreement and all other agreements or Contracts to which Acquiror or Acquiror Merger Sub may be a party.

Section 7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) all amounts payable to Redeeming Stockholders who shall have validly elected to redeem shares of Acquiror Class A Shares in connection with the Offer; (b) the payment of the expenses pursuant to Section 11.05, and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be contributed to Acquiror Merger Sub.

Section 7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Acquiror Merger Sub by third parties that may be in Acquiror’s or Acquiror Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Acquiror Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 7.06 Acquiror OTC and NASDAQ Listing.

(a) Promptly following the execution of this Agreement and preparation of the financial statements and other information necessary for Acquiror’s securities to be qualified for quotation on the OTC Markets (but in any event by no later than ten (10) Business Days following the filing of the Multi-Year 10-K), Acquiror shall cause its publicly traded securities, including the Acquiror Class A Shares, Acquiror Public Warrants and Acquiror Units (collectively, the “Acquiror Securities”), to be qualified for listing on the OTC Markets and maintain such qualification until such time as the Acquiror Securities are listed on the NASDAQ in connection with the Transactions.

(b) During the Interim Period, Acquiror shall promptly (and in any event within two (2) Business Days) notify the Company in writing of (i) any material communications (whether oral or written) received from NASDAQ, OTC Markets, or the SEC with respect to the qualification, quotation or listing of any of the Acquiror Securities and (ii) any actual or threatened suspension, delisting or other enforcement or regulatory action by NASDAQ, OTC Markets or the SEC. Acquiror shall keep the Company reasonably informed of the status of such applications and communications and shall, upon request, provide the Company with copies of all material correspondence (to the extent permitted by applicable Law).

Section 7.07 Acquiror Public Filings. Acquiror will, as promptly as reasonably practicable following the completion of audited financial statements (but in any event by no later than October 6, 2025), including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders’ equity of Acquiror as of and for the years ended December 31, 2024 and December 31, 2023, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders’ equity of Acquiror as of and for the quarters ended March 31, 2025 and 2024, prepared in accordance with GAAP and Regulation S-X, file a “multi-year comprehensive Form 10-K” covering the years ended December 31, 2024 and 2023, the quarter ended March 31, 2025 and the quarters ended March 31, June 30, and September 30, 2024 (the “Multi-Year 10-K”). From the date of the filing of the Multi-Year 10-K through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.08 Shareholder Litigation. In the event that any litigation related to this Agreement, any Contract contemplated hereby or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any shareholder of Acquiror prior to the Closing, Acquiror shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such Action if and to the extent all such settlement payments exceed $100,000 in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned.

Section 7.09 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance (such insurance to be reasonably acceptable to the Company) that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Holdco and its Subsidiaries (including the officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

Section 7.10 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Holdco shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Holdco Board to be such number as is specified on Schedule 7.10 of the Company Disclosure Schedules, (b) the individuals set forth on Schedule 7.10 of the Company Disclosure Schedules to be elected as members of the Holdco Board, effective as of the Closing and (c) the individuals set forth on Schedule 7.10 of the Company Disclosure Schedules to be the executive officers of Holdco effective as of the Closing. On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to Acquiror and the Company with the individuals set forth on Schedule 7.10 of the Company Disclosure Schedules, which indemnification agreements shall continue to be effective following the Closing.

Section 7.11 No Solicitation.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing, Acquiror shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives (including the Sponsor) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquiror Acquisition Proposal; (ii) enter into discussions or negotiations with, or furnish or disclose any non-public information about Acquiror to, any Person in connection with or that could reasonably be expected to lead to a possible Acquiror Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquiror Acquisition Proposal. Acquiror shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquiror Acquisition Proposal. For purposes hereof, “Acquiror Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) with respect to a transaction (other than the transactions contemplated by this Agreement) involving a business combination with Acquiror. Any breach of the terms and provisions of this Section 7.11 by any Affiliate of Acquiror or any of Acquiror’s or its Affiliate’s Representatives, including the Sponsor (assuming that such Persons were directly bound by, and subject to, the terms and provisions of this Section 7.11) shall be deemed a breach by Acquiror.

(b) Acquiror shall promptly (and in any event within two (2) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquiror Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquiror Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. Acquiror shall promptly (and in any event within two (2) Business Days) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquiror Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by Acquiror or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.11 by Acquiror or its Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 7.11 by Acquiror.

Article VIII

JOINT COVENANTS

Section 8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01 respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause Acquiror Merger Sub to, and the Company shall cause Holdco to, and Holdco shall cause Holdco Merger Sub to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, including, but not limited to, any filings with the Committee on Foreign Investment in the United States (CFIUS) which might result from the Transactions, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company as specified in Schedule 8.01(ii) of the Company Disclosure Schedules, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

Section 8.02 Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement and in any event no later than twenty (20) Business Days following the later of (i) the date of the delivery of the financial statements described in Section 6.05(a) and (ii) the filing of the Multi-Year 10-K, Holdco shall prepare, with the assistance of Acquiror and the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdco Common Stock to be issued under this Agreement, including the shares of Holdco Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company, which Registration Statement will also contain the Proxy Statement. Each of Holdco, Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Holdco, Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Subject to Section 11.05, Acquiror shall initially pay all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection therewith. Holdco also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the transactions contemplated hereby.

(b) To the extent not prohibited by applicable Law, each of Holdco, Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Holdco, Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) to the extent not prohibited by applicable Law, Acquiror, on the one hand, and Holdco and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Each of Holdco, Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and Acquiror shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of shares of common stock of Acquiror, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Holdco shall provide Acquiror and the Company with copies of any written comments, and shall inform the Company of any oral comments, that Acquiror or its counsel receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Acquiror and the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or their staff, including by participating with Acquiror and the Company or its counsel in any discussions or meetings with the SEC.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Acquiror Organizational Documents), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Merger 1 (the “Merger Proposal”), (iii) approval of the Holdco Charter (the “Amendment Proposal”) and each change to the Holdco Charter that is required to be separately approved on an advisory basis, (iv) the approval and adoption of the Holdco Equity Incentive Plan (the “Holdco Equity Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”), (vi) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement (including the Proxy Statement) or correspondence related thereto and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the proposals described in clauses (vi) and (vii), collectively, the “Additional Proposals” and together with the Transaction Proposal, the Merger Proposal, the Amendment Proposal, the Holdco Equity Plan Proposal and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the CLCI, NASDAQ rules and regulations and the Acquiror Organizational Documents (which such Special Meeting shall be no later than thirty (30) Business Days following the date the Registration Statement is declared effective), (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Class A Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. Except as required by applicable Law, neither the Acquiror Board nor any committee thereof shall withhold, withdraw, change or modify, or publicly propose or resolve to withhold, withdraw, change or modify in a manner adverse to the Company the Acquiror Board Recommendation.

(e) To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any withholding, withdrawing, changing or modifying of the Acquiror Board Recommendation. Except with the Company’s prior written consent, Acquiror may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shares of Acquiror prior to the Special Meeting; provided, that, without the Company’s prior written consent, the Special Meeting (A) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Shares with the opportunity to participate in the Offer in connection with the Special Meeting, as required by the Acquiror Organizational Documents. Acquiror shall use its reasonable best efforts to obtain the approval of the Proposals at the Special Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals.

(f) As soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective, the Company shall solicit a written consent from all of the Company Stockholders approving and adopting this Agreement, the Mergers and, to the extent required by Law, the Transactions (the “Company Stockholder Approvals”). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (1) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent, (2) cause the consent solicitation statement to be disseminated to the Company Stockholders in compliance with applicable Law and (3) solicit written consents from the Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholders consents it receives within one (1) Business Day of receipt.

Section 8.03 Tax Matters.

(a) Transfer Taxes. Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid entirely by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company equityholders and Acquiror will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Intended Tax Treatment.

(i) The parties hereto intend that, for United States federal (and applicable state and local) income Tax purposes, (1) the Class B Share Conversion qualifies for the Class B Share Conversion Intended Tax Treatment, (2) the Merger 1 qualifies for the Merger 1 Intended Tax Treatment and (3), the Merger 2 qualifies for the Merger 2 Intended Tax Treatment. The parties hereto hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). The Transactions shall be reported by the parties hereto for all Tax purposes in accordance with the Intended Tax Treatment and the parties hereto shall not otherwise take any position or action inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a Tax Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the qualification of the relevant portion of the Transactions for its Intended Tax Treatment by any Tax Authority. The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment and, following the Closing, the parties hereto shall not, or and shall not permit or cause their respective Affiliates to, take any action, or fail to take any action, or become obligated to take or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(ii) Acquiror and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Class B Share Conversion Intended Tax Treatment may not qualify for the Class B Share Conversion Intended Tax Treatment, the Merger 1 may not qualify for the Merger 1 Intended Tax Treatment or that the Merger 2 may not qualify for the Merger 2 Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company and Acquiror reasonably determines on the advice of their respective counsel that such amendments would be reasonably expected to result in the Class B Share Conversion Intended Tax Treatment, the Merger 1 Intended Tax Treatment or the Merger 2 Intended Tax Treatment and would not be commercially impracticable).

(c) Tax Opinions. The parties hereto shall, and shall cause their Affiliates, to (i) reasonably cooperate in good faith with one another in order to facilitate the issuance of an opinion of external counsel relating to the Tax consequences of, or related to, the Transactions in the event that the SEC requires any such tax opinion to be filed in connection with the Registration Statement, and (ii) deliver to White & Case LLP (or other applicable legal counsel to Acquiror) (“Acquiror Tax Counsel”) and Greenberg Traurig LLP (or other applicable legal counsel to the Company) (“Company Tax Counsel”), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel and signed by an officer of the applicable party and in form and substance reasonably satisfactory to such counsel, including containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such tax opinion. Notwithstanding anything to the contrary in this Agreement, Company Tax Counsel shall not be required to provide any opinion to any party regarding the Merger 1 Intended Tax Treatment or with respect to any Tax matters affecting Acquiror or any of its equityholders, and Acquiror Tax Counsel shall not be required to provide any opinion to any party regarding the Merger 2 Intended Tax Treatment or with respect to any Tax matters affecting the Company or any of its equityholders. Notwithstanding anything to the contrary in this Agreement, neither counsel nor advisors to Acquiror or the Company shall be required, or be deemed to be required, to provide any tax opinion as an express condition precedent to the transactions contemplated by this Agreement.

(d) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Acquiror a properly executed certification that no interests in the Company are “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acquiror with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(e) Tax Cooperation. The parties hereto shall use commercially reasonably efforts to cooperate in connection with Tax compliance matters. Following the Closing, upon reasonable request from an Acquiror Stockholder, Acquiror shall (and shall cause its controlled Affiliates to) use commercially reasonable efforts to provide to such Acquiror Stockholder all information reasonably necessary to compute any income of such Acquiror Stockholder (or its direct or indirect owners) arising (i) as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Merger 1.

Section 8.04 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law, each of Acquiror and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party hereto shall, upon request by any other party hereto, furnish the parties hereto with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.04 shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.04.

Section 8.05 Financing. Each of Acquiror and the Company shall use commercially reasonable efforts to negotiate and enter into subscription agreements (the “Subscription Agreements”), in the form and pursuant to terms reasonably satisfactory to Acquiror and the Company, pursuant to which certain investors agree to purchase a number of shares of Company Common Stock or Holdco Common Stock in a private placement (the “PIPE Investment”). Acquiror and the Company shall target an aggregate amount up to $25,000,000 for the PIPE Investment (the “PIPE Investment Amount”), on the terms and conditions described or contemplated therein (and reasonably acceptable to the Company), including using their respective commercially reasonable efforts to consummate the PIPE Investment at or prior to the Closing. Acquiror shall keep the Company reasonably informed regarding the status of negotiations and discussions relating to the PIPE Investment. Acquiror shall give the Company prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. Acquiror shall not, without the prior written consent of the Company, amend, modify, supplement or waive (or permit any waiver of) any provision of, or terminate or abandon its plans with respect to, or provide consent to amend, modify, supplement, waive, assign or terminate any provision or remedy under, or any replacements of, any Subscription Agreement.

Section 8.06 Nasdaq Listing. Acquiror and Company shall use reasonable best efforts to cause the Holdco Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting prior to the Closing an initial listing application with NASDAQ (the “Nasdaq Listing Application”) with respect thereto. Each of Acquiror and Company will use their respective reasonable best efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from NASDAQ or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by NASDAQ as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to NASDAQ comments with respect thereto, will be made by Acquiror or Company without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other a reasonable opportunity to review and comment thereon. Each of Acquiror and Company will promptly notify the other upon the receipt of any comments from NASDAQ or any request from NASDAQ for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its representatives, on the one hand, and NASDAQ, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from NASDAQ and advise the other on any oral comments with respect to the Nasdaq Listing Application received from NASDAQ. Acquiror will advise the Company, promptly after Acquiror receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the shares of Holdco Common Stock to be issued in connection with the transactions contemplated hereby or otherwise reserved for issuance for listing on NASDAQ, subject only to official notice of issuance.

Section 8.07 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence, of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail; provided, however, that no such notice shall be deemed to cure such breach.

Section 8.08 Post-Closing Cooperation. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 8.09 Holdco Equity Incentive Plan. Prior to the Closing Date, Holdco shall approve and adopt, effective as of the Second Effective Time, the Holdco Equity Incentive Plan, in form and substance reasonably satisfactory to Acquiror and the Company, which shall provide for an aggregate reserve of shares of Holdco Common Stock thereunder equal to the sum of seven percent (7%) of the issued and outstanding shares of Holdco Common Stock, on a fully diluted basis, as of the Second Effective Time; provided, that the Holdco Equity Incentive Plan (including the size and structure thereof) shall be determined sufficiently in advance to allow for inclusion of the Holdco Equity Incentive Plan in the Registration Statement and the Proxy Statement to the extent approval of the Holdco Equity Incentive Plan is required to be included as Proposals. For the avoidance of doubt, none of the equity awards, or Holdco Common Stock to be issued, under such Holdco Equity Incentive Plan will result in any deduction to the Equity Value or the Per Share Merger Consideration.

Section 8.10 No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties of this Agreement acknowledges and agrees that all provisions contained in this Agreement are included for the sole benefit of Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Benefit Plan or other employee benefit plan, agreement, or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. If applicable in connection with the Transactions, (i) all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) of the Company Disclosure Schedules that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) of the Company Disclosure Schedules required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Mergers.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Holdco Common Stock, including the Merger Consideration that is Holdco Common Stock, shall have been approved for initial listing on NASDAQ, conditional only on the official notice of issuance.

(f) The number of directors constituting the Holdco Board shall have been set at seven (7) directors, and the individuals set forth on Schedule 7.10(b) of the Company Disclosure Schedules shall have been elected or appointed as members of the Holdco Board, effective as of the Closing.

Section 9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror and Acquiror Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority, Approval; Non-Contravention), Section 4.07 (Absence of Certain Changes or Events), Section 4.24 (Brokers) and Section 4.27 (Holdco and Holdco Merger Sub) shall each be true and correct in all material respects as of the Closing Date as though made on and as of the date hereof and the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements. The representations and warranties of the Company contained in Section 4.04 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the date hereof and the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), individually or taken as a whole, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company, Holdco and Holdco Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) above have been fulfilled.

(d) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, Holdco, Holdco Merger Sub or any Company Stockholder, optionholder of the Company or director or officer of Holdco, is party.

(e) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

(f) Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained and delivered to Acquiror.

(g) Employment Agreements. The Company shall have delivered to Acquiror a duly executed employment agreement between Holdco and Founder in a form to be mutually agreed by the Company, Acquiror and Founder, providing for the continued employment of Founder with Holdco.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Acquiror Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention, Government Approvals), Section 5.07 (Brokers) and Section 5.09(h) (Business Activities; Absence of Changes) shall each be true and correct in all material respects as of the Closing Date as though made on and as of the date hereof and the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Acquiror Merger Sub contained in Section 5.13 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements. All other representations and warranties of Acquiror and Acquiror Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), individually or taken as a whole, would not reasonably be expected to result in an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Acquiror and Acquiror Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) above have been fulfilled.

(d) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

(e) No Acquiror Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred which is continuing and uncured.

(f) Waiver of Fees. All deferred underwriting fees and expenses (other than indemnification obligations) of Acquiror or any of its Subsidiaries, or to which Acquiror or any of its Subsidiaries are subject to, shall have been irrevocably and finally waived.

(g) Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained and delivered to the Company.

Section 9.04 Frustration of Conditions. No party hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party hereto’s failure to comply in all material respects with its obligations hereunder.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 16, 2026, as such date may be extended upon the mutual written consent of Company and Acquiror (the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available if either (A) Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Acquiror is in material breach of this Agreement on such date, which material breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under this Section 10.01(c). shall not be available if either (A) the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) the Company is in material breach of this Agreement on such date, which material breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from the Company to the Acquiror if Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date on which the Registration Statement becomes effective; or

(f) by written notice from the Company to the Acquiror if (i) the Acquiror Securities shall not have been qualified for quotation on the OTC Markets by no later than twenty (20) Business Days following the filing of the Multi-Year 10-K, and (ii) Acquiror shall not have received conditional approval from NASDAQ for the initial listing of the Holdco Common Stock on or before the date that is fourteen (14) days prior to the Termination Date, in each case unless such failure is primarily caused by the Company’s material breach of this Agreement.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement or fraud by such party hereto occurring prior to such termination. The provisions of Section 6.04, this Section 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 11.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Acquiror Merger Sub (or after the Closing 1, Holdco or Holdco Merger Sub) to:

BPGC Acquisition Corp.
1177 Avenue of the Americas, 5th Floor

New York, NY, 10036

Attn:	Nadim Qureshi
E-mail:

with a copy (which shall not constitute notice) to:

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606-4302

Attn: Gary Silverman; Daniel Nussen; Jeff Gilson

E-mail:	gary.silverman@whitecase.com

daniel.nussen@whitecase.com

jeff.gilson@whitecase.com

(b) If to the Company (or prior to the Closing 1, Holdco or Holdco Merger Sub) to:

Innovative Rocket Technologies Inc.
2003 Jericho Turnpike

New Hyde Park, New York 11040
Attn: Asad Malik
E-mail:

with copies (which shall not constitute notice) to:

Greenberg Traurig LLP

1 Vanderbilt Ave

New York, New York 10017

Attn:	Alan Annex; Adam Namoury; Jason Simon
E-mail:	alan.annex@gtlaw.com

adam.namoury@gtlaw.com

jason.simon@gtlaw.com

or to such other address or addresses as the parties hereto may from time to time designate in writing.

Section 11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Except as otherwise provided in Section 7.02 and Section 11.14, this Agreement is exclusively for the benefit of the Company, and its successors and permitted assigns, with respect to the obligations of Acquiror and Acquiror Merger Sub under this Agreement, and for the benefit of Acquiror and Acquiror Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 11.05 Expenses.

(a) Except as otherwise provided herein (including Section 7.01(e), Section 8.02(a) and this Section 11.05), if the Closing occurs, Acquiror, together with the Surviving Corporation, shall pay, or cause to be paid, the accrued and unpaid Acquiror Transaction Expenses and the accrued and unpaid Company Transaction Expenses, in each case up to $5,000,000 (the “Expense Cap”).

(b) If the Mergers and the other Transactions are not consummated, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including all fees of its legal counsel, financial advisors and accountants, except that (a) Acquiror shall pay all Acquiror Transaction Expenses; and (b) Company shall pay all Company Transaction Expenses.

(c) If, at the Closing, the unpaid Acquiror Transaction Expenses exceeds the Expense Cap (the amount by which the unpaid Acquiror Transaction Expenses exceed the Expense Cap, the “Acquiror Transaction Expenses Cap Excess”), Holdco shall use commercially reasonable efforts to cause the Sponsor to, in connection with the payment of the Acquiror Transaction Expenses in accordance with this Agreement on the Closing Date, either (i) pay the Acquiror Transaction Expenses Cap Excess in cash at Closing, or (ii) irrevocably forfeit and surrender to Holdco for no consideration a number of shares of Holdco Common Stock equal to the quotient of (x) the amount of the Acquiror Transaction Expenses Cap Excess divided by (y) $10.00. Holdco shall use commercially reasonable efforts to cause the Sponsor to take any other action reasonably requested by the Company to evidence the forfeiture and surrender of such shares pursuant to this Section 11.05. In the event of such forfeiture of shares of Holdco Common Stock pursuant to Section 11.05(c)(ii), Holdco shall pay the Acquiror Transaction Expenses Cap Excess.

(d) If, at the Closing, the unpaid Company Transaction Expenses exceeds the Expense Cap (the amount by which the unpaid Company Transaction Expenses exceed the Expense Cap, the “Company Transaction Expenses Cap Excess”), the Company shall, in connection with the payment of the Company Transaction Expenses in accordance with this Agreement on the Closing Date, either (i) pay the Company Transaction Expenses Cap Excess in cash at Closing, or (ii) irrevocably forfeit and surrender to Acquiror for no consideration a number of shares of Holdco Common Stock equal to the quotient of (x) the amount of the Company Transaction Expenses Cap Excess divided by (y) $10.00. The Company shall take any other action reasonably requested by the Sponsor to evidence the forfeiture and surrender of such shares pursuant to this Section 11.05.

(e) Notwithstanding anything to the contrary provided herein or any Ancillary Agreement, and subject to Section 11.05(a) above, the amount of aggregate Acquiror Transaction Expenses and Company Transaction Expenses to be borne and paid by Acquiror or the Surviving Corporation shall not exceed $10,000,000 (in each case excluding any fees and expenses of advisors and service providers engaged after the date of this Agreement by Acquiror, or by the Company, with the prior written consent of the other).

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements executed on the date hereof and the Confidentiality Agreement constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the equityholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 10.01 or to cause such party hereto to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (the “Court of Chancery”) and any state appellate court therefrom or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS Section 11.12.

Section 11.13 Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party hereto. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Holdco, Holdco Merger Sub, Acquiror or Acquiror Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Second Effective Time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.16 Acknowledgements. Each of the parties hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and Acquiror Merger Sub; (d) except for the Company Representations by the Company and the Acquiror Representations by each of Acquiror and Acquiror Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror Representations by each of Acquiror and Acquiror Merger Sub and the other representations expressly made by a Person in the Ancillary Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Holdco, Holdco Merger Sub, Acquiror Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BPGC ACQUISITION CORP.

By:	/s/ Nadim Qureshi
	Name:	Nadim Qureshi
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

IROCKET TECHNOLOGIES, INC.

By:	/s/ Asad Malik
Name:	Asad Malik
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IROCKET MERGER SUB, LLC

By:	/s/ Asad Malik
Name:	Asad Malik
Title:	President

[Signature Page to Agreement and Plan of Merger]

BPGC MERGER SUB, INC.

By:	/s/ Nadim Qureshi
Name:	Nadim Qureshi
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Innovative Rocket Technologies Inc.

By:	/s/ Asad Malik
Name:	Asad Malik
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]